Exhibit 10.7

CREDIT AGREEMENT

by and between

Sterling National Bank

and

WOLO MFG. CORP.

WOLO INDUSTRIAL HORN & SIGNAL, INC.

1847 WOLO INC.

dATED: as of MARCH 30, 2021

TABLE OF CONTENTS

1.	Definitions	1

1.1	Defined Terms	1

1.2	Accounting Terms and Principles and GAAP	13

1.3	Certain References	13

1.4	Code Terms	14

1.5	Interpretation and Certain Terms	14

2.	THE LOANS	14

2.1	Loans	14

2.2	Revolving Loan Account.	15

2.3	Interest	16

2.4	Repayment of the Loans; Maturity Date	17

2.5	Mandatory Prepayments	18

2.6	Monthly Statement and Automatic Charges; Application of Funds	18

2.7	Fees	18

2.8	Computations of Interest and Fees	18

2.9	Yield Protections; Increased Costs; Capital Requirements	18

2.10	Taxes	19

2.11	Conditions to Initial Credit Extension.	20

2.12	Conditions to Subsequent Credit Extensions	22

2.13	Co-Borrower Provisions	23

3.	COLLATERAL MATTERS	24

3.1	Collateral	24

3.2	Records.	24

3.3	Legends	24

3.4	Inspection	24

3.5	Purchase Money Security Interests	25

i

3.6	Search Reports and Credit Reports.	25

3.7	Further Assurances.	25

4.	REPRESENTATIONS AND WARRANTIES	26

4.1	Organization and Qualification	26

4.2	Authorization; Enforceability	26

4.3	Subsidiaries.	26

4.4	Title to Properties; Absence of Liens and Claims	26

4.5	Places of Business.	26

4.6	Validity and Perfection of Security Interest	27

4.7	Governmental Approvals; No Conflicts.	27

4.8	Permits.	27

4.9	Litigation and Environmental Matters.	27

4.10	Investment Company Status	27

4.11	Compliance with Law and Agreements	27

4.12	Financial Statements	28

4.13	Accounts and Contract Rights	28

4.14	Title to Collateral	28

4.15	Location of Collateral.	28

4.16	Loan Party Taxes.	28

4.17	Federal Reserve Regulations	28

4.18	Labor Matters	29

4.19	Insurance.	29

4.20	Solvency	29

4.21	Disclosure	29

4.22	ERISA	29

4.23	OFAC	30

5.	AFFIRMATIVE COVENANTS	30

5.1	Payments and Performance	30

5.2	Books and Records; Inspection	30

5.3	Financial Statements and Reporting	30

5.4	Maintenance of Existence; Conduct of Business	30

5.5	Compliance with Law	30

5.6	Notice to Account Debtors	31

5.7	Solvency	31

5.8	Operating and Deposit Accounts.	31

5.9	Payment of Loan Party Taxes, Accounts Payable and Other Obligations	31

5.10	Maintenance of Collateral	31

5.11	Insurance	31

5.12	Notification of Material Events	32

5.13	Lien Law	32

5.14	Environmental.	32

5.15	Third Parties	33

5.16	Use of Proceeds	33

5.17	Additional Subsidiaries; Additional Collateral	33

6.	NEGATIVE COVENANTS	33

6.1	Financial Covenants	33

6.2	Indebtedness	33

6.3	Liens	34

6.4	Fundamental Changes	34

6.5	Investments, Loans, Advances, Guarantees and Acquisitions	34

6.6	Asset Sales	35

6.7	Sale-and-Leaseback Transactions	35

6.8	Restricted Payments.	35

6.9	Transactions with Affiliates.	35

6.10	Restrictive Agreements.	35

6.11	Amendment of Material Documents.	36

6.12	Lines of Business.	36

6.13	Accounting Changes	36

6.14	Hedging Agreements	36

7.	DEFAULT	36

7.1	Default	36

7.2	Acceleration; Remedies	39

7.3	Power of Attorney	40

7.4	Nonexclusive Remedies	40

7.5	Reassignment to Entity Loan Party	40

8.	MISCELLANEOUS	41

8.1	Waivers	41

8.2	Severability	41

8.3	Deposit Collateral	41

8.4	Indemnification	41

8.5	Costs and Expenses	41

8.6	Counterparts	41

8.7	Complete Agreement	41

8.8	Binding Effect of Agreement	42

8.9	Amendments and Waivers.	42

8.10	Assignments; Participations; Pledge	42

8.11	Terms of Agreement	43

8.12	Notices	43

8.13	Governing Law.	44

8.14	Reproductions; Disclosures	44

8.15	Completing and Correcting this Agreement	44

8.16	ADDITIONAL WAIVERS	44

8.17	Jurisdiction and Venue	44

8.18	JURY WAIVER	45

8.19	Joint and Several.	45

8.20	Construction	45

8.21	USA Patriot Act Notice.	45

8.22	Foreign Asset Control Regulations	45

8.23	Electronic Execution of Documents	45

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of March 30, 2021, by and among WOLO MFG. CORP., a New York corporation, having an office at 1 Saxwood Street, Deer Park, New York 11729 (“Borrower 1”), WOLO INDUSTRIAL HORN & SIGNAL, INC., a New York corporation, having an address at 1 Saxwood Street, Deer Park, New York 11729 (“Borrower 2”) and 1847 WOLO INC., a Delaware corporation, having an address at c/o 1847 Holdings LLC, 590 Madison Avenue, 21st Floor, New York, New York 10022 (“Borrower 3”; together with Borrower 1 and Borrower 2, collectively and jointly and severally, the “Borrower(s)”) and STERLING NATIONAL BANK, a national banking association, with an address of 400 Rella Boulevard, Montebello, New York 10901 (the “Bank”).

FOR VALUE RECEIVED, and in consideration of the granting by the Bank of financial accommodations to or for the benefit of the Borrower, including without limitation respecting the Obligations, each Entity Loan Party represents and agrees with the Bank, as of the date hereof and as of the date of each Credit Extension, credit and/or other financial accommodation, as follows:

1. Definitions

1.1 Defined Terms. As used in this Agreement, terms defined elsewhere in this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Account Debtor” is used as defined in the Code.

“Account(s) Receivable or Account” shall mean all the applicable Entity Loan Party’s accounts, accounts receivable, instruments, documents, chattel paper, payment intangibles and all other debts, obligations and liabilities in whatever form owing to such Entity Loan Party from any Person for goods sold by it or for services rendered by it, or however otherwise established or created, all supporting obligations with respect thereto, all right, title and interest of such Entity Loan Party in the goods or services which gave rise thereto, including rights to reclamation and stoppage in transit and all rights of any unpaid seller of goods or services; whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or owing or belonging to such Entity Loan Party.

“Affiliate” shall mean with respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any subsidiary of such Person, or (iii) any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Stock or other form of ownership interest having ordinary voting power for the election of directors (or the comparable equivalent) of such Person, or (y) to director or cause the direction of the management and policies of such Person whether by contract or otherwise. Control may be by ownership, contract or otherwise.

“Agricultural Lien Statute” shall mean, collectively, each statute, law or regulation (or other mandatory provision of state or local law) that could either (a) create or give rise to an agricultural lien in or against any portion of the products purchased, stored or otherwise handled by any Person from whom any Entity Loan Party purchases inventory (or by any other Person from whom such first Person purchases or otherwise receives goods in the ordinary course of business), or (b) create a Lien against, or impose a trust upon, some portion of any Entity Loan Party’s inventory (and/or the accounts derived therefrom) for the benefit of unpaid agricultural producers, any broker acting on behalf of an agricultural producer, any cooperative whose members consist of agricultural producers or any other Person that purchases goods from an agricultural producer in the ordinary course of business.

“Authorized Signatory” means, as to (i) any Person which is a corporation, the chief executive officer, the president, any vice president, the chief financial officer or any other officer (designated in writing by the Borrower and acceptable to the Bank) of such Person and (ii) any Person which is not a corporation, the general partner or other Managing Person thereof or a duly authorized representative of such Managing Person (designated in writing by the Borrower and acceptable to the Bank).

“Bank Affiliate” shall mean any Affiliate of the Bank or the Bank, including, without limitation, or any of its banking or lending affiliates, or any bank acting as a participant under any loan arrangement between the Bank and any Loan Party, or any third party acting on the Bank’s behalf.

“Borrowing Base” shall mean an amount equal to the sum of the following: (a) eighty (80%) percent of the Borrower’s Eligible Accounts, PLUS (b) the lesser of: (i) fifty (50%) percent of Eligible Inventory or (ii) $400,000.00, MINUS (c) such reserves as the Bank may establish from time to time in its sole discretion. The Bank shall have the right from time to time, in its sole discretion, to amend, substitute or modify the percentages set forth in the definition of Borrowing Base and the definition(s) of Eligible Accounts and Eligible Inventory and the form of Borrowing Base Certificate.

“Borrowing Base Certificate” shall mean the Borrowing Base Certificate in the form attached hereto as Exhibit A, delivered in accordance with the terms and conditions of this Agreement.

“Business Day” shall mean any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized by law to close in New York.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, which obligations are Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that is or should be, under GAAP, accounted for as a capital lease on the balance sheet of that Person.

“Change in Control” shall mean any sale, conveyance, assignment or other transfer, directly or indirectly, of any ownership interest in any Entity Loan Party or the sale of more than ten percent (10%) of the assets of any Entity Loan Party.

“Closing Date” shall mean the date on which all of the conditions precedent to the making of the initial Credit Extension shall have been satisfied (or waived by the Bank).

“Code” shall mean the Uniform Commercial Code as in effect in the State of New York, as amended from time to time; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy under the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Collateral” shall have the meaning given such term under Section 3.1.

“Contractual Obligation” shall mean, with respect to any Person, any provision of any security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Loan Party: (i) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (ii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Credit Extension” shall mean providing any financial accommodation under this Agreement or the Loan Documents, including the making of a Loan or the issuance of a letter of credit or bankers’ acceptance.

“Default” shall mean any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Designated Stock Purchase Agreement” shall mean that certain Stock Purchase Agreement dated as of December 22, 2020, as amended, between Borrower 3, as purchaser, and Seller for the purchase of Seller’s ownership in Operating Borrowers.

“Dilution” shall mean, as of any date of determination, a percentage, based upon the prior twelve (12) months, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, and any other items with respect to the accounts determined to be dilutive by the Bank in its sole discretion during this period, by (b) the Borrower’s net sales during such period (excluding extraordinary items) plus the amount of clause (a).

“Document” means a document of title, as defined in Section 1-201 of the Code.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a “controlled foreign corporation” within the meaning of Section 957 of the Tax Code.

“EBITDA” shall mean earnings before interest expense, taxes, depreciation and amortization.

“ECF Payment Date” shall mean June 1, 2022, and each anniversary thereof thereafter.

“Eligible Account(s)” shall mean an Account owing to the Operating Borrowers which is acceptable to the Bank in its sole discretion for lending purposes. Without limiting the Bank’s discretion, the Bank shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

(a)	it is genuine and in all respects is what it purports to be;

(b)	it is owned by the Operating Borrowers, the Operating Borrowers have the right to subject it to a security interest in favor of the Bank or assign it to the Bank and it is subject to an exclusive first priority perfected security interest in favor of the Bank and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(c)	it arises from (i) the performance of services by the Operating Borrowers in the ordinary course of its business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (ii) the sale or lease of goods by the Operating Borrowers in the ordinary course of its business, and (x) such goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the goods which are the subject of such Account, and (z) has possession of, or the Operating Borrowers have delivered to the Bank (at the Bank’s request) shipping and delivery receipts evidencing delivery of such goods;

(d)	it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within ninety (90) days of the date of the invoice and does not remain unpaid past the due date thereof for more than ninety (90) days; provided, however, that if more than 50% of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid more than the earlier of (A) ninety (90) days past the invoice date thereof, or (B) ninety (90) days after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible;

(e)	it is valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

(f)	it does not arise out of a contract or order which falls in any material respect to comply with the requirements of applicable law;

(g)	the Account Debtor thereunder is not a director, officer, employee or agent of a Loan Party, or a Subsidiary or Affiliate of a Loan Party;

(h)	it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless the Operating Borrowers assign their right to payment of such Account to the Bank pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

(i)	it is not an Account with respect to which the Account Debtor is located in a state which requires the Operating Borrowers, as a precondition to commencing or maintaining an action in the courts of that state, either to (i) receive a certificate of authority to do business and be in good standing in such state; or (ii) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) the Operating Borrowers have taken one of the actions described in clauses (i) or (ii); (y) the failure to take one of the actions described in either clause (i) or (ii) may be cured retroactively by the Operating Borrowers at their election; or (z) the Operating Borrowers have proven, to the Bank’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

(j)	the Account Debtor is located within the United States of America or in Bank’s discretion, (i) Canada, if (A) the Account is (I) subject to credit insurance payable to Bank issued by an insurer and on terms and in an amount acceptable to Bank or (II) backed by a letter of credit issued or confirmed by a U.S. Bank satisfactory to the Bank naming the Bank as beneficiary or assigned to the Bank and in the Bank’s possession or under its control and with respect to which a control agreement covering the letter of credit (in form satisfactory to Bank) is in effect, and (ii) so long as such Account is denominated in Dollars, or (ii) another country (other than Canada) if (A) the Account is backed by a letter of credit issued or confirmed by a U.S. Bank satisfactory to the Bank naming the Bank as beneficiary or assigned to the Bank and in the Bank’s possession or under its control and with respect to which a control agreement covering the letter of credit (in form satisfactory to Bank) is in effect, and (B) so long as such Account is denominated in Dollars and (iii) the aggregate of all accounts due from Account Debtors located in Canada that are not backed by a letter of credit issued or confirmed by a U.S. Bank satisfactory to the Bank naming the Bank as beneficiary or assigned to the Bank and in the Bank’s possession or under its control and with respect to which a control agreement covering the letter of credit (in form satisfactory to the Bank) is in effect, shall not at any time exceed 5% of the aggregate of all outstanding Accounts of the Borrower;

(k)	it is not an Account with respect to which the Account Debtor’s obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(l)	it is not an Account (i) with respect to which any representation or warranty contained in this Agreement is untrue; or (ii) which violates any of the covenants of the Borrower contained in this Agreement;

(m)	it is not an Account which, when added to a particular Account Debtor’s other indebtedness to the Operating Borrowers, exceeds 50% of all Accounts of the Operating Borrowers; and

(n)	it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by the Bank in its sole discretion.

“Eligible In-Transit Inventory” shall mean inventory of the Operating Borrowers which is acceptable to the Bank in its sole discretion, for lending purposes. Without limiting the Bank’s discretion, the Bank shall, in general, consider Inventory to be Eligible In-Transit Inventory if it meets, and so long as it continues to meet, the following requirements:

(a)	such Inventory would be Eligible Inventory if it were not subject to a Document and in transit from a foreign location to a location of the Operating Borrowers within the United States;

(b)	it is subject to a negotiable Document showing the Bank (or, with the written consent of the Bank, the Operating Borrowers) as consignee, which Document is in the possession of the Bank or such other Person as the Bank shall approve:

(c)	it is fully insured in a manner satisfactory to the Bank;

(d)	it has been identified to the applicable sales contract and title has passed to the Operating Borrowers;

(e)	it is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert lien rights against the inventory, or with respect to whom the Operating Borrowers is in default of any obligations;

(f)	it is subject to purchase orders and other sale documentation satisfactory to Bank;

(g)	it is shipped by a common carrier that is not affiliated with the vendor; and

(h)	it is fully paid for or the Operating Borrowers have delivered to the vendor a commercial Letter of Credit issued or guaranteed by the Bank on behalf of the Operating Borrowers (in such form and on terms satisfactory to the Bank in its discretion) for the purpose of purchasing the same.

“Eligible Inventory” shall mean inventory of the Operating Borrowers which is acceptable to the Bank in its sole discretion for lending purposes. Without limiting the Bank’s discretion, the Bank shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

(a)	it is owned by the Operating Borrowers, the Operating Borrowers have the right to subject it to a security interest in favor of the Bank and it is subject to an exclusive first priority perfected security interest in favor of the Bank and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(b)	it is located on one of the premises listed on Schedule 4.5 (or other locations of which the Bank has been advised in writing pursuant to subsection 5.1 hereof), such locations are within the United States and is not in transit unless it is Eligible In-Transit Inventory.

(c)	if held for sale or lease or furnishing under contracts of service, it is (except as the Bank may otherwise consent in writing) new and unused and free from defects which would, in the Bank’s sole determination, affect its market value;

(d)	it is not stored with a bailee, consignee, warehouseman, processor or similar party unless the Bank has given its prior written approval and the Operating Borrowers have caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to the Bank, in form and substance acceptable to the Bank, such Uniform Commercial Code financing statements, warehouse receipts, landlord waivers and other documents as the Bank shall require;

(e)	the Bank has determined, in accordance with the Bank’s customary business practices, that it is not unacceptable due to age, type, category or quantity;

(f)	it is not inventory (i) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (ii) which violates any of the covenants of the Operating Borrowers contained in this Agreement;

(g)	it consists only of finished goods or raw materials; and

(h)	it specifically does not consist of or include packaging materials, supplies, samples or marketing materials.

“Entity Guarantor(s)” shall mean any Guarantors which are corporations, limited liability companies or other entities.

“Entity Loan Party” or “Entity Loan Parties” shall mean Borrower and any Entity Guarantors.

“Environmental Laws” shall mean all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).

“Environmental Liabilities” shall mean all liabilities (including costs of Remedial Actions, natural resource damages and costs, fines, penalties, indemnities and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Entity Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Loan Party, whether on, prior to or after the date hereof.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, collectively, any Entity Loan Party, and any Person under common control, or treated as a single employer, with any Entity Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Tax Code.

“ERISA Event” shall mean any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Tax Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Tax Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Default” shall have the meaning set forth in Section 7 of this Agreement.

“Excess Cash Flow” shall mean EBITDA minus scheduled payments of principal and interest under the Term Loan, minus interest payments due under the Revolving Loans, minus Permitted Payments (as defined in the Seller Subordination Agreement), minus cash taxes and minus capital expenditures.

“Food Security Act” shall mean 7 U.S.C. Section 1631, and any successor statute thereto, together with each existing or future state statute or regulation establishing a “central filing system” (as defined in 7 U.S.C. Section 1631) that has been certified by the Secretary of the United States Department of Agriculture.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.

“Governmental Authority” shall mean any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantor(s)” shall mean, collectively, any current or future Subsidiary of Borrower, each Entity Guarantor and any other Person who has guaranteed the Obligations under the Loan Documents to Bank pursuant to a Guaranty.

“Guaranty” shall mean any guaranty executed by a Guarantor in favor of the Bank (if more than one, the “Guaranties”).

“Guarantor Documents” shall mean, collectively, any Guaranty and any other Loan Document executed by a Guarantor.

“Hazardous Material” shall mean any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and other hedging agreements (including, without limitation, all “swap agreements” as defined in 11 U.S.C. § 101).

“Indebtedness” shall mean, without duplication, (A) all obligations for borrowed money or for the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), and all obligations under Capital Leases, in respect of which a Person is directly or contingently liable as borrower, guarantor, endorser or otherwise, or in respect of which a Person otherwise assures a creditor against loss; (B) all Indebtedness secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including without limitation accounts receivable and contract rights) owned by a Person, whether or not such Person has assumed or become liable for the payment thereof; (C) obligations evidenced by bonds, debentures, notes or other similar instruments; (D) obligations and liabilities directly or indirectly guaranteed by such Person; (E) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (F) all obligations of such Person in respect of bankers’ acceptances; (G) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit and letters of guaranty; and (H) all other liabilities and obligations which would be classified in accordance with GAAP as indebtedness on a balance sheet or to which reference should be made in footnotes thereto. The amount of any guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made and (b) the maximum amount for which the Person giving such guarantee may be liable pursuant to the terms of the agreement embodying such guarantee unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Intellectual Property” shall mean property constituting a Patent, Copyright, Trademark (or any application in respect to the foregoing), service mark, copyright application, trade name, mark work, trade secrets, design right, assumed name or license to use any of the foregoing.

“IP Security Agreement” shall mean that certain security agreement made by a Loan Party to Bank pledging Intellectual Property as security for the Obligations.

“Lien” shall mean any lien (statutory or other), mortgage, pledge, hypothecation, assignment, security interest, encumbrance, charge, claim, restriction on transfer or similar restriction or other security arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

“Loan” or “Loans” shall mean the Revolving Loans and Term Loan.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, each Guarantor Document, each Security Document, each Subordination Agreement and any and all other joinder agreements, documents, amendments or renewals executed and delivered in connection with any of the foregoing.

“Loan Party” or “Loan Parties” shall mean Borrower and all Guarantors.

“Loan Party Taxes” shall mean any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including, without limitation, income taxes, real and personal property taxes, assessments and charges and all franchise, income, unemployment, retirement benefits, withholding, sales, F.I.C.A. and other taxes.

“Managing Person” shall mean with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee, (v) a trust, its trustees or (vi) any other Person, the managing body thereof or other Person analogous to the foregoing.

“Material Adverse Effect” shall mean any act, omission, event or undertaking which, singly or together with one or more other acts, omissions, events or undertakings, could reasonably be expected to have a materially adverse effect upon (1) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or business prospects of any Entity Loan Party or (2) the ability of any Loan Party to perform its obligations in a timely manner under this Agreement, the Loan Documents and the other agreements and instruments executed and delivered in connection herewith.

“Maximum Facility Amount” shall mean One Million and 00/100 ($1,000,000.00) Dollars, unless reduced in accordance with the provisions of this Agreement.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Entity Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” shall mean, collectively, the Revolving Credit Note and the Term Note.

“Obligation(s)” shall mean, without limitation, all Credit Extensions, loans, advances, protective advances, indebtedness, bankers’ acceptances, notes, obligations, covenants, liabilities, agreements and Hedging Agreements, whether liquidated or unliquidated, owing by any Loan Party to the Bank or any Bank Affiliate at any time, of each and every kind, nature and description, whether arising under this Agreement, any of the other Loan Documents or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by any Loan Party to the Bank or any Bank Affiliate; or are due indirectly by any Loan Party to the Bank or any Bank Affiliate as endorser, guarantor or other surety, or as obligor of any obligations due third persons which have been endorsed or assigned to the Bank or any Bank Affiliate, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including, without limitation, payment and performance when due of all obligations, covenants, liabilities and agreements under or pursuant to any of the Loan Documents. Said term shall also include all interest and other charges chargeable to any Loan Party or due from any Loan Party to the Bank or any Bank Affiliate from time to time and all costs and expenses referred to in this Agreement or any of the other Loan Documents (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Operating Borrower(s)” shall mean, collectively, Borrower 1 and Borrower 2.

“Organizational Documents” shall mean as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the articles of organization or certificate of formation and limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person and, in the case of a limited partnership, the certificate of limited partnership, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Patents” shall mean all of the following now owned or hereafter acquired by any Loan Party: (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country and (ii) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use or sell the inventions disclosed or claimed therein.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permit” shall mean, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States of America), in each case measuring within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor thereto, or from Moody’s Investors Service, Inc. or any successor thereto; and

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Bank or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000.00.

“Permitted Liens” shall mean (A) Liens securing the Obligations hereunder, (B) Liens for taxes not yet due and payable, that remain payable without penalty or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained in accordance with GAAP, (C) Liens arising under Agricultural Lien Statutes and similar statutes, rules or regulations, (D) Liens of warehousemen and bailees for customary storage charges and fees, (E) purchase-money Liens covering solely equipment constituting capital assets owned or leased by any Loan Party and the proceeds thereof and securing not more than $100,000 in purchase money Indebtedness, (F) Liens of a collecting bank on items in the course of collection arising under Section 4-208 of the Code, (G) pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than Capital Leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation), (H) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 7.1(q) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings, (I) unexercised statutory or common law bankers’ and brokers’ liens, (J) Liens encumbering certain personal property of the Operating Borrowers, provided that such Liens are authorized under the Seller Subordination Agreement and such Liens are at all times subject and subordinate to the Liens securing the Obligations, and (H) Liens of landlords and mortgagees of landlords (arising by statute on fixtures and movable tangible property) located on the real property leased or subleased from such landlord for amounts not yet due, that remain payable without penalty or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained in accordance with GAAP.

“Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Entity Loan Party or, with respect to any such plan that is subject to Section 412 of the Tax Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge of Stock Agreement” shall mean that certain Collateral Pledge Agreement from Borrower 3 to Bank, together with any other Collateral Pledge Agreement executed hereafter.

“Person” means any individual, or any firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Prime Rate” means the rate of interest per annum established from time to time by the Bank as its prime lending rate for commercial loans. Each change in the Prime Rate shall result in a corresponding change in the Prime Rate on the effective date of such change in the Prime Rate. The Prime Rate is a reference rate that does not necessarily represent the lowest or best rate actually charged to any customer. The Bank may make commercial loans or other loans at rates of interest at, above or below such Prime Rate.

“Property” shall mean all types of real, personal, tangible, intangible or mixed property.

“Release” shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” shall mean all actions required by applicable Environmental Laws to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Requirements of Law” shall mean, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” shall mean, as to any Person, any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any shares of any class of equity securities of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or any option, warrant or other right to acquire any such shares.

“Revolving Credit Maturity Date” shall mean March 29, 2022, unless terminated earlier pursuant to the terms of this Agreement.

“Revolving Credit Note” shall have the meaning set forth in Section 2.1(a).

“Security Agreement” shall mean each security agreement or pledge agreement executed by a Loan Party and pledging personal property to the Bank as collateral security for the Obligations.

“Security Document” shall mean, collectively, (i) each Security Agreement executed and delivered by the Loan Parties, (ii) any Security Agreement executed hereafter, (iii) each Pledge of Stock Agreement, (iv) each IP Security Agreement, and (v) any other agreement by any Loan Party pledging collateral to secure the Obligations, and (vi) related UCC financing statements, control agreements, stock powers, assignments and other documents executed in connection with such foregoing documents, as such Security Documents may be further amended and restated.

“Seller” shall mean, collectively, Barbara Solow and Stanley Solow.

“Seller Note” shall mean the note executed by Borrower and payable to Seller which is subject to the Seller Subordination Agreement.

“Seller Subordination Agreement” shall mean that certain Subordination and Standby Agreement dated of even date herewith between Borrower, Seller and the Bank pursuant to which the Seller Note and any other obligations of Borrower to the Seller are subordinated to the Obligations.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Stock” shall mean all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Subordination Agreement” shall mean the Seller Subordination Agreement, together with any other subordination agreement satisfactory in form and substance to the Bank and executed by a subordinated creditor in favor of the Bank (if more than one, the “Subordination Agreements”).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person. Unless otherwise indicated, references to a “Subsidiary” mean a Subsidiary of an Entity Loan Party.

“Tax Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Term Loan Amount” shall mean Three Million Five Hundred Fifty Thousand and 00/100 ($3,550,000.00) Dollars.

“Term Loan Maturity Date” shall mean April 1, 2024, unless terminated earlier pursuant to the terms of this Agreement.

“Term Note” shall have the meaning set forth in Section 2.1(b).

“Third Party Agreement” shall mean any contract between any Entity Loan Party and one or more third parties.

“Title IV Plan” shall mean a Pension Plan or Plan.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Loan Party: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Transactions” shall mean (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the making of the Credit Extensions, (c) the use of the proceeds of the Credit Extensions in accordance with this Agreement, and (d) the performance of the transactions, the guaranteeing of the Obligations and the pledge of Collateral described in the Loan Documents.

“Voting Stock” shall mean Stock of any Person having ordinary power to vote in the Managing Persons or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

1.2 Accounting Terms and Principles and GAAP. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower shall be given effect if such change would affect a calculation that measures compliance with any provision of this unless the Borrower and the Bank agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, agreements, certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

1.3 Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Annex, Schedule, Article, Section or clause refer to the appropriate Exhibit, Annex or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of the Bank is not obtained, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

1.4 Code Terms. All terms defined in the UCC that are used in this Agreement have the meaning specified in the UCC.

1.5 Interpretation and Certain Terms. Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property,” which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property). The terms “herein,” “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Loan Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.

2. THE LOANS

2.1 Loans.

(a)	Revolving Loans.

(i)	Subject to the terms and conditions of this Agreement and the other Loan Documents, during the term of this Agreement, the Bank may make, revolving loans to Borrower (collectively, the “Revolving Loans”) in an amount not to exceed the lesser of the Borrowing Base or the Maximum Facility Amount. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Revolving Loans.

(ii)	A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: the Borrower shall give the Bank same-day notice, no later than 3:00 P.M. (New York time) on any Business Day, of its request for a Revolving Loan, in which notice the Borrower shall specify the amount of the proposed Revolving Loan and the proposed borrowing date. Each check presented for payment against the Borrower’s controlled disbursement account, if any, at Bank and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Loan. As an accommodation to the Borrower, the Bank may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to the Bank by the Borrower. Unless the Borrower specifically directs the Bank in writing not to accept or act upon telephonic or electronic communications from the Borrower, the Bank shall have no liability to the Borrower for any loss or damage suffered by the Borrower as result of the Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to the Bank by the Borrower and the Bank shall have no duty to verify the origin of any such communications or the authority of the Person sending it.

(iii)	The Borrower hereby irrevocably authorizes the Bank to disburse the proceeds of each Revolving Loan requested by the Borrower as follows: the proceeds of each Revolving Loan requested under Section 2.1(a) above shall be disbursed by Bank in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by credit to any account of Borrower at Bank or by wire transfer or Automated Clearing House (ACH) transfer to such bank accounts as may be agreed upon by the Borrower and the Bank from time to time, or elsewhere if pursuant to a written direction from the Borrower.

(iv)	The Revolving Loans made by the Bank pursuant to this Section 2.1(a) hereof shall be evidenced by the note substantially in the form of Exhibit B hereto (the “Revolving Credit Note”), with blanks appropriately completed representing the obligation of the Borrower to pay the aggregate unpaid amount of all Revolving Loans made by the Bank plus interest accrued thereon. The Revolving Credit Note shall bear interest on the unpaid principal balance thereof from time to time outstanding at a fluctuating rate per annum in accordance with Section 2.3(a)(i) hereof. The Revolving Credit Note shall be dated the date of this Agreement, be payable to the order of the Bank and be stated to mature on the Revolving Credit Maturity Date. The Bank is hereby irrevocably authorized by the Borrower to enter on the schedule attached to the Revolving Credit Note the amount of each Revolving Loan made by it, each payment thereon, and the other information provided for on such schedule; provided, however, that the failure to make any such entry with respect to a Revolving Loan shall not limit or otherwise affect the obligation of the Borrower to repay the same and, in all events, the principal amount owing by the Borrower in respect to the Revolving Credit Note shall be the aggregate amount of all Revolving Loans made by the Bank less all payments of principal thereon made by the Borrower. The Bank may attach one or more continuations to such schedule as and when required. The aggregate unpaid principal balance of the Revolving Loans set forth on the schedule attached to its Revolving Credit Note shall be presumptive evidence of the principal amount owing and paid thereon absent manifest error.

(b)	Term Loan.

(i)	Subject to the terms and conditions of this Agreement and the other Loan Documents, on the date that the conditions to the initial Loans are satisfied, the Bank shall make a term loan to the Borrower in an amount equal to the Term Loan Amount. Amounts repaid with respect to the Term Loan may not be reborrowed.

(ii)	The Borrower shall repay the Term Loan on the dates and in the amounts set forth in Section 2.3(b) below.

(iii)	The Term Loan made by the Bank pursuant to this Section 2.1(b) hereof shall be evidenced by the note substantially in the form of Exhibit C hereto (the “Term Note”), with blanks appropriately completed representing the obligation of the Borrower to pay the aggregate unpaid amount of the Term Loan made by the Bank plus interest accrued thereon. The Term Note shall bear interest on the unpaid principal balance thereof from time to time outstanding at the rate per annum in accordance with Section 2.3(b)(i) hereof. The Term Note shall be dated the date of this Agreement, be payable to the order of the Bank and be stated to mature on the Term Loan Maturity Date.

2.2 Revolving Loan Account. An account of the Borrower shall be opened on the books of Bank in which account (the “Revolving Loan Account”) a record will be kept of all Revolving Loans, and all payments thereon and other appropriate debits and credits as provided by this Agreement. No failure of the Bank to make, and no error by the Bank in making, any entry in such books will affect the Borrower’s obligation to repay the full principal amount advanced by the Bank to or for the account of the Borrower or the Borrower’s obligation to pay interest thereon at the agreed upon rate.

2.3 Interest/Payments/Prepayments.

(a)	Revolving Loans.

(i)	Rate. All Revolving Loans and the outstanding amount of all other Obligations under Section 2.1(a) shall bear interest on the unpaid principal amount thereof from the date such Revolving Loans are made and, in the case of such other Revolving Loan Obligations, from the date such other Revolving Loan Obligations are advanced until, in all cases, the date same are paid in full, except as otherwise provided in clause (c) below, at the fluctuating rate per annum equal to the greater of: (1) three and three-quarters (3.75%) percent per annum or (2) Prime Rate plus one (1.00%) percent.

(ii)	Payments. Borrower shall make monthly payments of interest only at the rate set forth in Section 2.3(a)(i) above. Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Revolving Loan (A) on the Revolving Credit Maturity Date and (B) on the first day of each month commencing on the first such day following the making of such Revolving Loan and (ii) if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise).

(iii)	Principal. Borrower shall repay the entire principal amount outstanding under the Revolving Credit Note on the Revolving Credit Maturity Date.

(iv)	Prepayment. The Borrower may, at any time or from time to time, voluntarily prepay the Revolving Loans in whole or in part, without premium or penalty.

(b)	Term Loan.

(i)	Rate. The Term Loan shall bear interest on the unpaid principal amount thereof from the date advanced and, in the case of such other Obligations under Section 2.1(b), from the date such other Term Loan Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, at the fluctuating rate per annum equal to the greater of: (1) five (5.00%) percent per annum or (2) Prime Rate plus three (3.00%) percent.

(ii)	Payments. Borrower shall repay the Term Loan as follows:

1.	Principal. Borrower shall make payments of principal in accordance with the table set forth on Schedule 2.3(b) attached hereto and made a part hereof.

2.	Excess Cash Flow Recapture. On the ECF Payment Date of each year (if applicable), Borrower shall make an additional principal payment equal to fifty (50%) percent of the Excess Cash Flow (this additional payment will be applied to the most remote payment of principal due under this Agreement). Each such payment shall be accompanied by a certificate signed by Borrower’s chief financial officer certifying the manner in which Excess Cash Flow and the resulting payment, were calculated, which certificate shall be in form and substance acceptable to Bank.

3.	Interest. Monthly payments of interest at the rate set forth in Section 2.3(b)(i) above. Interest accrued shall be payable in arrears (i) if accrued on the principal amount of the Term Loan (A) on the Term Loan Maturity Date, (B) upon the payment or prepayment of the principal amount on which such interest has accrued and (C) on the first day of each month commencing on the first such day following the making of such Loan and (ii) if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise).

(iii)	Prepayment. The Borrower may, upon notice to the Bank, at any time or from time to time voluntarily prepay the Term Loan in whole or in part, without premium or penalty except payment of any prepayment premium provided for in No. 1 of the Annex. Any prepayment of the Term Loan shall be applied first to the principal amount thereof payable on the Term Loan Maturity Date and then to installments of principal due thereon, in inverse order of maturity. All prepayments of the Term Loan shall be accompanied by all accrued interest on the amount prepaid and all accrued and unpaid fees.

(c)	Default Interest. Notwithstanding the rates of interest specified above or elsewhere in any Loan Document, effective immediately and automatically upon (A) the occurrence of any Event of Default under Sections 7.1(k) or 7.1(l) or (B) the delivery of a notice by the Bank to the Borrower during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is 5% per annum in excess of the interest rate otherwise applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

(d)	Savings Clause. Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Bank would be contrary to the provisions of any law applicable to the Bank limiting the highest rate of interest which may be lawfully contracted for, charged or received by the Bank, and in such event the Borrower shall pay the Bank interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Bank is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

2.4 Repayment of the Loans; Maturity Date.

(a)	Revolving Loans. The Borrower hereby unconditionally promises to pay to the Bank the then unpaid principal amount of all loans and advances made respecting the Revolving Loans, together with all accrued interest thereon and all other amounts due and payable hereunder in connection with the Revolving Loans, on the Revolving Credit Maturity Date. In addition, the Bank’s agreement to advance funds respecting the Revolving Loans shall expire on the Revolving Credit Maturity Date and there shall be no further advances respecting the Revolving Loans.

(b)	Term Loan. The Borrower hereby unconditionally promises to pay to the Bank the then unpaid principal amount of the Term Loan, together with all accrued interest thereon and all other amounts due and payable hereunder in connection with the Term Loan, on the Term Loan Maturity Date.

2.5 Mandatory Prepayments.

(a)	Overadvances. If at any time the outstanding principal amount of the Revolving Loans exceeds the lesser of (i) the Borrowing Base or (ii) the Maximum Facility Amount (such excess being hereinafter referred to as an “Overadvance”), either without Bank’s consent, including, as the result of Eligible Accounts or Eligible Inventory becoming ineligible (an “Unintentional Overadvance”) or with Bank’s consent, as the result of Bank’s making additional advances in its discretion that result in an Overadvance (a “Permitted Overadvance”), Borrower shall (i) in the case of an Unintentional Overadvance, on demand made by Bank, forthwith pay to Bank such amount as will eliminate the Overadvance; and (ii) in the case of a Permitted Overadvance, pay to the Bank, on the date specified by the Bank, such amount as will eliminate the Overadvance. At the end of any month in which any Overadvance has occurred, Borrower shall be charged an Overadvance Fee in the amount set forth in No. 2(b) of the Annex. All Overadvances shall be secured by the Collateral. All checks or other items paid by the Bank which cause an overdraft in any deposit account maintained by the Borrower with the Bank shall, at the option of the Bank, constitute a Revolving Loan (or Overadvance, as the case may be) to the Borrower pursuant to this Agreement and shall be secured by all Collateral.

2.6 Monthly Statement and Automatic Charges; Application of Funds.

(a)	At the option of the Bank, after the end of each month, the Bank may, but shall not be obligated to, render to the Borrower a statement of the Credit Extensions showing the Loan balance and all applicable credits and debits. Each statement shall be conclusive, binding and final for all purposes, absent manifest error and deemed to have been accepted by the Borrower and shall be binding upon the Borrower in respect of the Loan balance and all charges, debits and credits of whatsoever nature contained therein respecting the Credit Extensions, unless the Borrower notifies the Bank in writing of any discrepancy within twenty (20) days from the mailing by the Bank to the Borrower of any such monthly statement. At the option of the Bank, all payments in respect of any Obligation will automatically be debited from any of the Borrower’s accounts, as elected by the Bank.

(b)	So long as no Default or Event of Default shall have occurred and be continuing, if at any time insufficient funds are received by and available to the Bank to pay fully all amounts of principal of the Loans, interest and fees, if any, then due hereunder, such funds shall be applied first, to the payment of all fees and expenses due from the Borrower to the Bank, other than late fees; (ii) second, to the payment of accrued and unpaid interest, ratably in proportion to the interest accrued as to each Loan; (iii) third, to the payment of principal on the Loans then due hereunder, and (iv) fourth, to the payment of all late fees due from the Borrower to the Bank.

2.7 Fees. The Borrower shall pay to the Bank all of the fees set forth on No. 2 of the Annex.

2.8 Computations of Interest and Fees. All computations of interest and of fees (other than flat fees) shall be made by the Bank on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Bank and shall be conclusive, binding and final for all purposes, absent manifest error. All fees shall be (a) deemed to be an Obligation, (b) fully earned on the earlier of (i) the date specified such fee is earned or (ii) the date such fee is payable and (c) nonrefundable and shall not be subject to reduction, rebate or proration whatsoever. For purposes of calculating interest hereunder, all repayment items shall be credited to the Borrower’s account three (3) Business Days after receipt thereof by the Bank, subject to reversal for any reason in the Bank’s sole reasonable discretion including, but not limited to, dishonor or bankruptcy.

2.9	Yield Protections; Increased Costs; Capital Requirements.

(a)	Intentionally Omitted.

(b)	Increased Costs. If at any time the Bank determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any law, statute, rule, regulation or other similar Requirements of Law of any Governmental Authority shall have the effect of (i) increasing the cost to the Bank of making, funding or maintaining any Credit Extension or to agree to do so or of participating, or agreeing to participate, in extensions of credit, or (ii) imposing any other cost to the Bank with respect to compliance with its obligations under any Loan Document, then, upon demand by the Bank, the Borrower shall pay to the Bank amounts sufficient to compensate the Bank for such increased cost.

(c)	Increased Capital Requirements. If at any time the Bank determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, the Bank or any similar requirement shall have the effect of reducing the rate of return on the capital of the Bank’s (or any Person controlling the Bank) as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of the Bank or Person, the Bank or Person could have achieved but for such adoption or change, then, upon demand from time to time by the Bank, the Borrower shall pay to the Bank amounts sufficient to compensate the Bank for such reduction.

(d)	Compensation Certificate. Each demand for compensation under this Section 2.9 shall be accompanied by a certificate of the Bank claiming such compensation, setting forth in reasonable detail the computation of the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

(e)	Change in Law. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203 (signed into law July 21, 2010)) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued.

2.10 Taxes.

(a)	Payments Free and Clear of Taxes. Except as otherwise provided in this Section 2.10, each payment by each Loan Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, the “Taxes”) other than for taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on the Bank as a result of a present or former connection between the Bank and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document).

(b)	Gross-Up. If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to the Bank (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 2.10), the Bank receives the amount it would have received had no such deductions been made, (ii) the Loan Party shall make such deductions and (iii) the Loan Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law.

(c)	Other Taxes. In addition, each Loan Party agrees to pay, and authorizes the Bank to pay in its name to the extent such Loan Party fails to do so on prior to the date when due, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within thirty (30) days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Bank, the original or a certified copy of a receipt evidencing payment thereof.

(d)	Indemnification. The Loan Parties shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor the Bank for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by the Bank and any liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Bank claiming any compensation under this clause (d), setting forth in reasonable detail the computation of the amounts to be paid thereunder and delivered to the Borrower shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

2.11 Conditions to Initial Credit Extension. The effectiveness of this Agreement, and the Bank’s obligation to make the initial Credit Extension hereunder shall be subject to the fulfillment of the following conditions precedent prior to or simultaneously therewith:

(a)	Agreement. The Bank shall have received from the Borrower and the other Loan Parties two counterparts of this Agreement signed on behalf of the Borrower and the other Loan Parties.

(b)	Notes. The Bank shall have received each Note signed on behalf of the Borrower.

(c)	Guarantor Documents. The Bank shall have received, to the extent applicable, the Guarantor Documents signed by each Guarantor.

(d)	Collateral Matters. The Bank shall have received the following with respect to its security interests in the Collateral:

i.	instruments constituting Collateral, if any, duly indorsed in blank, if necessary, by an Authorized Signatory of the applicable Entity Loan Party;

ii.	all instruments and other documents, including, without limitation, Code financing statements, required by law or requested by the Bank to be filed, registered or recorded to create or perfect the Liens intended to be created under this Agreement, the Security Documents and the Loan Documents; and

iii.	such other documents as the Bank may reasonably require in connection with the perfection of its security interests in the Collateral.

(e)	Search Reports.

i.	The Bank shall have received Code, tax, and judgment lien search reports with respect to each applicable public office where Liens are or may be filed disclosing that there are no Liens of record in such official’s office covering any Collateral or showing the Borrower or any other Loan Party as debtor thereunder (other than Permitted Encumbrances or other Liens consented to by the Bank in writing) and a certificate of the Borrower signed by an Authorized Signatory thereof, dated the Effective Date, certifying that, upon the making of the Loans there will exist no Liens on the Collateral other than Permitted Encumbrances or such other Liens.

ii.	The Bank shall have received searches of ownership of Intellectual Property in the appropriate governmental offices and such Patent/Trademark/Copyright filings as requested by the Bank with respect to the Intellectual Property.

(f)	Subordination Agreements. The Loan Parties, the Bank and any creditor shall have (i) entered into one or more Subordination Agreements pursuant to which the payment by the Loan Party of Indebtedness to such creditor shall be made subject and subordinate to the prior payment of the Obligations, and to the liens securing the Obligations, to the extent and in the manner set forth in the Subordination Agreements, (ii) delivered to the Bank the subordinated notes, if required by the Bank, and other agreements or evidences of Indebtedness covered by the Subordination Agreements, and (iii) otherwise have duly complied with all of the terms and conditions of each Subordination Agreements.

(g)	Certificates. The Bank shall have received a certificate from the secretary or executive officer of each Entity Loan Party (i) attaching a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary action (in form and substance satisfactory to the Bank) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby, (ii) attaching a true and complete copy of its Organizational Documents, (iii) setting forth the incumbency of its officer(s) or other analogous counterpart who may sign the Loan Documents, including therein a signature specimen of such officer(s), and (iv) attaching a recently dated certificate of good standing (or the equivalent) issued by the secretary of state (or the equivalent Governmental Authority) of its jurisdiction of organization and each jurisdiction in which it is qualified to do business as a foreign corporation.

(h)	Insurance. The Bank shall have received evidence satisfactory to it that the insurance required by Section 5.10 is in effect.

(i)	Consents and Notices. All approvals and consents of all Persons required to be obtained in connection with the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, and all required notices shall have been given and all required waiting periods shall have expired (or have been waived), and the Bank shall have received a certificate, in all respects satisfactory to the Bank, of an Authorized Signatory of the Borrower that all such approvals and consents required to have been obtained by the Borrower shall have been obtained and shall be in full force and effect and that all such notices required to be given by the Borrower shall have been given and all such waiting periods of which the Borrower has knowledge shall have expired (or have been waived).

(j)	No Litigation. The Bank shall be reasonably satisfied that there shall be no litigation or administrative proceeding, or regulatory development, which could be expected to have a Material Adverse Effect.

(k)	No Material Adverse Change. The Bank shall be reasonably satisfied that no Material Adverse Effect has occurred since the date set forth in Section 4.12.

(l)	Borrowing Base Certificate. The Bank shall have received a Borrowing Base Certificate, duly completed and setting forth the calculations required thereby, as of the Closing Date.

(m)	No Other Financings. The Bank shall have received evidence satisfactory to it that all existing credit facility agreements of the Borrower, if any, shall have been terminated with the proceeds of the Loans in accordance with Section 5.15 hereof and that all liens (other than Permitted Encumbrances), if any, covering the Collateral shall have been released or terminated and that all other obligations, if any, with respect thereto shall have been fully and finally extinguished, including, but not limited to, evidence that all financing statements filed against Borrower with the New York Secretary of State in favor of JP Morgan Chase Bank have been terminated.

(n)	Fees and Expenses. The Bank shall have received all amounts due and payable by the Borrower on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(o)	Customer Information. The Bank shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(p)	Stock Certificates. The Bank shall have received the original stock certificates pledged pursuant to any Security Document, together with original stock powers executed in blanks.

(q)	Bank Accounts. The Bank shall have received evidence that (i) each Borrower has transferred its primary banking relationship to the Bank, including all operating accounts, employment accounts, the Revolving Loan Account, security accounts, payroll and reserve accounts and (ii) that the accounts at JP Morgan Chase Bank and any other accounts have been terminated.

(r)	Landlord Waivers. The Bank shall have received fully executed landlord waivers, in form and content acceptable to the Bank, from the owners of the real property set forth on Schedule 4.15.

(s)	Stock Purchase. All transactions under the Designated Stock Purchase Agreement shall have been completed.

(t)	Other Documentation. The Bank shall have received such other approvals, opinions or documents, each in form and substance satisfactory to the Bank, as the Bank shall reasonably require in connection with the making of the Credit Extensions.

2.12 Conditions to Subsequent Credit Extensions. The Bank’s obligation to make each Credit Extension shall be subject to the fulfillment by the Borrower of the following conditions precedent:

(a)	Representations and Warranties True, Complete and Correct. Each representation and warranty of any Loan Party contained herein, in any Loan Document, and in any agreement or instrument furnished to the Bank shall be true, complete and correct as of the date of said Credit Extension (except for representations which by their terms relate to a different date, in which case said representations and warranties shall continue to have been true, complete and correct in all material respects as of said date); and

(b)	No Material Adverse Change. There shall have been no Material Adverse Effect since the Closing Date; and

(c)	No Default. There shall have occurred no Event of Default or Default; and

(d)	Initial Conditions. The conditions to the initial Credit Extension set forth in Section 2.11 shall remain satisfied; and

(e)	Additional Conditions. The conditions set forth in No. 5 of the Annex shall have been satisfied.

2.13	Co-Borrower Provisions.

a.	Joint and Several Liability. The obligations of each Borrower hereunder and under the other Loan Documents shall be joint and several. Each Borrower, individually, expressly understands, agrees and acknowledges, that the Credit Extensions would not be made available on the terms herein in the absence of the collective credit of the Borrowers herein, the joint and several liability of all Borrowers, and the cross-collateralization of the Collateral of all such Borrowers. Accordingly, each Borrower named herein, individually acknowledges that the benefit to each such Borrower as a whole constitutes reasonably equivalent value, regardless of the amount of the Loans actually borrowed by, advanced to, or the amount of Collateral provided by, any single Borrower. In addition, each Borrower named herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained herein and in the Loan Documents shall be applicable to and shall be binding upon and measured and enforceable individually against each Borrower named herein as well as all Borrowers taken together. Except as otherwise set forth in the Loan Documents, each Borrower subordinates all intercompany debt that it may have from or against any other Borrower, Affiliate or Subsidiary to the obligations owing to the Bank.

b.	Waivers. Each Borrower unconditionally waives: (i) any requirement that the Bank first make demand upon, or seek to enforce or exhaust remedies against any (A) other Borrower; (B) the Collateral or other property of any Borrower; or (C) other Person, before demanding payment from or seeking to enforce the Obligations against such Borrower; (ii) any requirement of applicable law that might operate to limit any Borrower’s liability under, or the enforcement of, the Obligations; (iii) diligence, presentment, protest, demand for performance, notice of acceptance, notice of nonperformance, notice of intent to accelerate, notice of acceleration, notice of protest, notice of dishonor, notice of extension, renewal, alteration or amendment, notice of acceptance of the Loan Documents, notice of default under any of the Loan Documents (except as provided in the Loan Documents), and all other notices whatsoever, except for notices specifically required pursuant to other provisions of the Loan Documents; (iv) any obligation of the Bank to provide any Borrower any information, including any information concerning any other Borrower or Collateral; and (v) any other claim or defense that otherwise would be available based on principles of suretyship or guarantee or otherwise governing secondary obligations.

c.	Cross-Guaranty. Each Borrower guarantees to the Bank the payment in full of all of the Obligations owed by each other Borrower and further guarantees the due performance by each other Borrower of its respective duties and covenants made in favor of the Bank hereunder and in the other Loan Documents. Each Borrower agrees that neither this cross guaranty nor the joint and several liability of each Borrower provided herein nor the Bank’s liens and rights in any of the Collateral shall be impaired or affected by any modification, supplement, extension or amendment of any contract or agreement to which the parties hereto may hereafter agree, nor by any modification, release or other alteration of any of the rights of the Bank with respect to any of the Collateral, nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Bank with respect to any of the obligations, nor by any other agreements or arrangements whatever with any other Borrower or with any other Person, each Borrower hereby waiving all notice of any such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectively as if it had expressly agreed thereto in advance. Except as may be expressly stated herein to the contrary, the liability of each Borrower hereunder is direct and unconditional as to all of the obligations (except as may be expressly stated herein to the contrary), and may be enforced without requiring the Bank first to resort to any other right, remedy or security.

d.	No Discharge. No obligation of any Borrower shall be affected, discharged or impaired by any of the following: (i) bankruptcy, disability, dissolution, incompetence, death, insolvency, liquidation, or reorganization of any other Borrower; (ii) any defense of any other Borrower to payment or performance of any or all of the obligations or enforcement of any or all rights of the Bank in the Collateral; (iii) discharge, modification of the terms of, reduction in the amount of, or stay of enforcement of any or all liens and encumbrances in the Collateral or any or all obligations in any bankruptcy, insolvency, reorganization, or other legal proceeding or by application of any applicable laws; (iv) any claim or dispute by any other Borrower concerning the occurrence of an Event of Default, performance of any obligations, or any other matter; (v) any waiver or modification of any provision of the Loan Documents that affects any other Borrower, whether or not such waiver or modification affects all Borrower; (vi) the cessation of liability, release or discharge of any other Borrower or other obligor for any reason; (vii) the perfection or failure to perfect, release or discharge of any Collateral or other security; (viii) the exercise or failure to exercise any rights or remedies pursuant to the Loan Documents by the Bank or any election of remedies by the Bank; (ix) any invalidity, irregularity or unenforceability in whole or in part of any of the Loan Documents or any limitation of the liability of any Borrower under the Loan Documents, including any claim that the Loan Documents were not duly authorized, executed, or delivered on behalf of any Borrower; (x) any other acts or omissions by the Bank that result in or could result in the release or discharge of any other Borrower; or (xi) the occurrence of any other event or the existence of any other condition that by operation of law or otherwise could result in the release or discharge of a surety, guarantor, or other persons secondarily liable on an Obligation.

3. COLLATERAL MATTERS

3.1 Collateral. In consideration of the Bank’s extending credit and other financial accommodations to or for the benefit of the Borrower, whether under this Agreement or otherwise and whether evidenced by notes or not, each Loan Party grants to the Bank a first priority security interest in, and a lien on and pledge and assignment of all right, title and interest of such Loan Party in and to any and all of the property pledged under the Security Documents (all such property will be referred to collectively as “Collateral”). The security interest granted by the Security Documents is given to and shall be held by the Bank as security for the payment and performance of all Obligations, including, without limitation, all amounts outstanding pursuant to the Loan Documents.

3.2 Records. Each Entity Loan Party shall hold its books and records relating to the Collateral segregated from all such Entity Loan Party’s other books and records in a manner satisfactory to the Bank; and shall deliver to the Bank from time to time promptly at its request all invoices, original documents of title, contracts, chattel paper, instruments and any other writings relating thereto, and other evidence of performance of contracts, or evidence of shipment or delivery of the merchandise or of the rendering of services; and each Entity Loan Party will deliver to the Bank promptly at the Bank’s request from time to time additional copies of any or all of such papers or writings, and such other information with respect to any of the Collateral and such schedules of inventory, schedules of accounts and such other writings as the Bank may in its sole discretion deem to be necessary or effectual to evidence any Loan hereunder or the Bank’s security interest in the Collateral.

3.3 Legends. Each Entity Loan Party shall promptly make, stamp or record such entries or legends on such Entity Loan Party books and records or on any of the Collateral (including, without limitation, chattel paper) as Bank shall request from time to time, to indicate and disclose that Bank has a security interest in such Collateral.

3.4 Inspection. The Bank, or its representatives, at such times as are set forth in No. 3 of the Annex, shall have the right at the sole cost and expense of Borrower, and each Entity Loan Party will permit the Bank and/or its representatives: (a) to examine, check, make copies of or extracts from any of such Entity Loan Party’s books, records and files (including, without limitation, orders and original correspondence); (b) to perform field exams or otherwise inspect and examine the Collateral and to check, test or appraise the same as to age, quality, quantity, value and condition; and (c) to verify the Collateral or any portion or portions thereof or any Entity Loan Party’s compliance with the provisions of this Agreement. The costs of such field exams and inspections shall consist of a per-person auditor charge as are set forth in No. 3 of the Annex or the actual costs if such auditor is retained by the Bank. Each Entity Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed or engaged by such Entity Loan Party at any time during the term of this Agreement and all data processing centers or other persons having information relevant to such Entity Loan Party’s financial condition to deliver copies of all materials in their possession to the Bank upon the Bank’s request therefor.

3.5 Purchase Money Security Interests. To the extent Borrower uses proceeds of any Loans to purchase Collateral, the repayment of such Loans shall be on a “first-in-first-out” basis so that the portion of the Loan used to purchase a particular item of Collateral shall be repaid in the order in which Borrower purchased such item of Collateral.

3.6 Search Reports and Credit Reports. Bank shall receive, prior to the date of this Agreement and from time to time thereafter as Bank may determine in its reasonable discretion, UCC search results under all names used by each Loan Party during the prior five (5) years, from each jurisdiction where any Collateral is located, from the State, if any, where each Loan Party is organized and registered, the State where each Loan Party’s chief executive office is located and all other locations deemed necessary by the Bank. The search results shall confirm that the Lien on the Collateral granted Bank hereunder is prior to all other Liens in favor of any other Person. The Bank is authorized to make all inquiries the Bank deems necessary to verify the accuracy of the information in respect of each Loan Party contained in the Loan Documents and to determine the credit worthiness of each Loan Party. Each Loan Party authorizes any Person or credit reporting agency to give to the Bank any information it may have on such Loan Party. Each Loan Party authorizes the Bank to answer questions about such Loan Party’s credit experience with the Bank.

3.7 Further Assurances. Each Loan Party will, at the request of the Bank, from time to time, at its own cost and expense, execute and deliver to Bank such documents, and take or cause to be taken, all such other or further action, as Bank may request in order to effect and confirm or vest in Bank all rights contemplated by this Agreement and the other Loan Documents (including, without limitation, to correct clerical errors) or to vest more fully in or assure to the Bank the security interest in the Collateral granted to the Bank by this Agreement or to comply with applicable statute or law and to facilitate the collection of the Collateral (including, without limitation, the execution of stock transfer orders and stock powers, endorsement of promissory notes and instruments and notifications to obligors on the Collateral). To the extent permitted by applicable law, each Loan Party authorizes the Bank to file financing statements, continuation statements or amendments, and any such financing statements, continuation statements or amendments may be filed at any time in any jurisdiction. Bank may at any time and from time to time file financing statements, continuation statements and amendments thereto which contain any information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including the description of the Collateral as “all assets” or “all property”, whether a Loan Party is an organization, the type of organization and any organization identification number issued to such Loan Party. Each Loan Party agrees to furnish any such information to Bank promptly upon request. In addition, such Loan Party shall at any time and from time to time take such steps as Bank may reasonably request for Bank (i) to obtain an acknowledgement, in form and substance satisfactory to Bank, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for Bank, (ii) to obtain control of any Collateral comprised of deposit accounts, electronic chattel paper, letter of credit rights or investment property, with any agreements establishing control to be in form and substance satisfactory to Bank, (iii) to obtain a mortgage or deed of trust on any real property owned by such Loan Party and to obtain all necessary surveys, title insurance and other requirements in connection with such mortgage or deed of trust, and (iv) otherwise to insure the continued perfection and priority of Bank’s security interest in any of the Collateral and the preservation of its rights therein. Each Loan Party hereby constitutes Bank its attorney-in-fact to execute, if necessary, and file all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until this Agreement terminates in accordance with its terms, all Obligations are irrevocably paid in full and the Collateral is released.

4. REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to extend the credit herein provided for, each Loan Party (as applicable), represents and warrants to the Bank that:

4.1 Organization and Qualification. Each Entity Loan Party and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and to carry on its business as now conducted currently proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. The name of each Entity Loan Party is as set forth on the signature page hereto and no Entity Loan Party shall change such name, conduct its business in any other name or take title to the Collateral in any other name while this Agreement remains in effect. No Entity Loan Party has ever had any name, or conducted business under any name in any jurisdiction, other than its name set forth on the signature page hereto, during the past five years except as set forth on Schedule 4.1 hereto. The Subsidiaries of each Loan Party are listed on Schedule 4.1. No Loan Party is party to any management agreement (unless subject to a Subordination Agreement) or shareholders’ agreement.

4.2 Authorization; Enforceability. The Transactions are within the corporate, limited liability company, partnership, trust or other analogous powers of each Entity Loan Party to the extent it is a party thereto and have been duly authorized by all necessary corporate, limited liability company, partnership, trust or other analogous equityholder action, if required. Each Loan Document has been duly executed and delivered by each Entity Loan Party to the extent it is a party thereto and constitutes a legal, valid and binding obligation thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

4.3 Subsidiaries. All of the Stock of the Borrower is owned beneficially and of record as set forth on Schedule 4.3. As of the Closing Date, neither the Borrower nor the Guarantor has any Subsidiaries except as set forth on Schedule 4.3.

4.4 Title to Properties; Absence of Liens and Claims. Except as set forth on Schedule 4.4,

(a)	Each Loan Party and each Subsidiary has good title to, or valid leasehold interests in, all real and personal property material to its business.

(b)	Each Loan Party and each Subsidiary owns, or is entitled to use, all Intellectual Property material to its business, and the use thereof by such Person does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not be expected to result in a Material Adverse Effect. There is no pending or, to any Loan Party’s knowledge, there is no threatened claim or assertion (whether in writing, by suit or otherwise) that any Borrower’s ownership, use, marketing, sale or distribution of Intellectual Property violates another person’s Intellectual Property. As of the date hereof, no Borrower pays or owes any royalty or other compensation to any person with respect to any Intellectual Property.

(c)	No Entity Loan Party owns any real property.

(d)	No Collateral is in the possession of any Person asserting any claim thereto or security interest therein other than the Bank or its designee.

4.5 Places of Business. Borrower’s chief executive office is accurately set forth in the preamble to this Agreement. Schedule 4.5 hereto lists the name of each Entity Loan Party owning any Collateral and each location existing on the date hereof where (i) each Entity Loan Party’s books and records (including computer printouts and programs) are maintained and (ii) any tangible Collateral is stored or located.

4.6 Validity and Perfection of Security Interest. Each Security Document is effective to create in favor of the Bank a legal, valid and enforceable security interest in the Collateral pledged thereunder and when (i) financing statements in appropriate form, properly describing the Collateral and identifying the appropriate Loan Party as debtor and identifying the Bank as the secured party are filed in the office of the secretary of state of the jurisdiction of organization of each applicable Loan Party or such other office specified by the Code as necessary for perfection, (ii) the Bank obtains control of Collateral consisting of investment property and possession of Collateral consisting of instruments and (iii) appropriate documents with respect to Intellectual Property, if any, are filed in the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, the security interest granted to the Bank shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

4.7 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) the filing of financing statements and other documents contemplated by Section 4.6 (and appropriate amendments and continuations of financing statements that may be required under the Code to maintain the perfection and priority of the Liens of the Bank on the Collateral) and (ii) such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the Organizational Documents of any Entity Loan Party or any order of any Governmental Authority applicable to any of them, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of the Bank).

4.8 Permits. Each Loan Party possesses or has the right to use, and is in compliance with, all Permits and other rights that are material to the conduct of its business and knows of no conflict with the valid rights of others which could be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no event has occurred which permits or, after notice, lapse of time (or both) or any other condition, could reasonably be expected to permit, the revocation or termination of any such franchise, license or other right which revocation or termination could be expected to have a Material Adverse Effect.

4.9 Litigation and Environmental Matters. Except as set forth on Schedule 4.9:

(a)	There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Loan Party (i) that, if adversely determined, could be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b)	No Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Permit or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 4.9 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

4.10 Investment Company Status. No Entity Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

4.11 Compliance with Law and Agreements. Each Loan Party is in compliance in all material respects with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property. No default under any such indenture, agreement or other instrument has occurred and is continuing or would result from the incurrence of the obligations of the Loan Parties under the Loan Documents or from the grant or perfection of the Liens granted to the Bank under this Agreement.

4.12 Financial Statements. Each Loan Party has heretofore furnished to the Bank the financial statements as required by the Bank. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Loan Parties and any other entities reflected therein as of such dates and for the indicated periods in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes in the case of quarterly statements) and are consistent with the books and records of the Borrower (which books and records are correct and complete). Since December 31, 2020, the Loan Parties have conducted their business only in the ordinary course and there has been no Material Adverse Effect.

4.13 Accounts and Contract Rights. With respect to each Account Receivable: (i) no transaction giving rise to such Account Receivable violated or will violate any applicable federal, state or local law, rule or ordinance, (ii) no Account Receivable is subject to terms prohibiting the assignment thereof or requiring notice or consent to such assignment, except for notices and consents that have been given or obtained, as the case may be, and (iii) each such Account Receivable represents a bona fide transaction which requires no further act on any Loan Party’s part to make such Account Receivable payable by the account debtor with respect thereto, and, to each Loan Party’s knowledge, such Account Receivable is not subject to any offsets or deductions other than credits and discounts to customers in the ordinary course of business and does not represent any consignment sales, guaranteed sale, conditional sale, installment sale, sale-or-return or other similar understanding or any obligation of any Affiliate of such Entity Loan Party. No contract right, Account Receivable, general intangible or chattel paper is or will be represented by an instrument, and no contract right, account or general intangible is, or will be represented by any conditional or installment sales obligation or other chattel paper.

4.14 Title to Collateral. Each Loan Party has good and valid rights in and title to the Collateral in which it purports to grant a security interest under the Security Documents and has full power and authority to grant to the Bank a Lien on such Collateral pursuant hereto and to execute, deliver and perform its obligations with respect to the Collateral in accordance with the terms of the Loan Documents, without the consent or approval of any other Person other than any consent or approval which has been obtained. The Collateral owned or held by or on behalf of any Loan Party is so owned or held by it free and clear of any Lien, except for Permitted Liens. The Lien of the Bank on the Collateral is and shall be prior to any other Lien on any of the Collateral, other than Permitted Liens which by operation of law have priority over such Lien.

4.15 Location of Collateral. Except as set forth on Schedule 4.15, no Collateral is in the possession of, or under the control of, any Person other than a Loan Party or the Bank. Except for inventory sold or in transit for sale in the ordinary course of business, each Loan Party will keep all inventory and equipment only at locations in the continental United States specified in this Agreement or specified to the Bank in writing.

4.16 Loan Party Taxes. Each Loan Party has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid by the relevant due date all Loan Party Taxes required to have been paid by it.

4.17 Federal Reserve Regulations. Neither any Loan Party nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. None of the Collateral is used or was acquired primarily for personal, family or household purposes.

4.18 Labor Matters. As of the date hereof, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All material payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or, to the extent required by GAAP, accrued as a liability on the books of such Loan Party or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any Subsidiary is a party or by which it is bound.

4.19 Insurance. Schedule 4.19 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the date hereof. As of the date hereof, all premiums in respect of such insurance that are due and payable have been paid.

4.20 Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to the making of each Loan, each Loan Party is Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

4.21 Disclosure. The Borrower has disclosed to the Bank all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually, could be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Entity Loan Party or any Subsidiary to the Bank in connection with the negotiation of the Loan Documents or delivered thereunder (as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and there can be no assurance that actual results will comport with such projections.

4.22 ERISA. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Tax Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Tax Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Tax Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Tax Code has been made with respect to any Plan. No Lien imposed under the Tax Code or ERISA exists or is likely to arise on account of any Plan. There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Entity Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA and other than periodic contribution requirements); (iv) neither any Entity Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Entity Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, which in each case could be expected to have a Material Adverse Effect.

4.23 OFAC. None of the Borrower, any of the other Loan Parties or any other Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from the Credit Extensions will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

5. AFFIRMATIVE COVENANTS

Until the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full and all Obligations have been indefeasibly paid in full, and all obligations to extend credit have been terminated, each Loan Party (as applicable) agrees to comply with the covenants set forth in this Article 5.

5.1 Payments and Performance. Each Loan Party will duly and punctually pay all payment Obligations and will duly and punctually perform all other Obligations on its part to be performed under this Agreement and the Loan Documents.

5.2 Books and Records; Inspection. Each Entity Loan Party will, and will cause each of the Subsidiaries to, at all times keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles, consistently applied and which are, in the opinion of an independent certified public accountant selected by the Entity Loan Parties and acceptable to Bank, adequate to determine fairly the financial condition and the results of operations of such Entity Loan Party. Each Entity Loan Party will, and will cause each of the Subsidiaries to, at all reasonable times make its books and records available in its offices for inspection, examination and duplication by the Bank and the Bank’s representatives and will permit the Bank and the Bank’s representatives to (i) inspect the Collateral and all of its properties, (ii) discuss its affairs, finances and condition with its officers and independent accountants and (iii) perform any field examination, Collateral analysis or other business analysis or audit relating to such Entity Loan Party or any Subsidiary at such reasonable times and as often as reasonably requested (and in any event not less frequently than specified in No.3 of the Annex); provided that, if no Default exists, the Borrower shall be responsible only for reasonable fees and expenses in connection with any such examination, Collateral analysis or other business analysis or audit as specified in No. 3 of the Annex. Each Entity Loan Party will from time to time furnish the Bank with such information and statements as the Bank may request in its sole discretion with respect to the Obligations or the Bank’s security interest in the Collateral. Each Entity Loan Party shall, during the term of this Agreement, keep the Bank currently and accurately informed in writing of each location where such Entity Loan Party’s records relating to its accounts and contract rights are kept and each of its places of business, and shall not remove such records to another location, change the location of its chief executive office or open or close, move or change any existing or new place of business without the prior written consent of the Bank, which consent shall not be unreasonably withheld.

5.3 Financial Statements and Reporting. Borrower will furnish to Bank the financial statements and reports set forth on No. 4 of the Annex.

5.4 Maintenance of Existence; Conduct of Business. Each Entity Loan Party will, and will cause each of the Subsidiaries to, maintain its existence in good standing and shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and all rights, Permits, privileges and franchises material to the conduct of its business.

5.5 Compliance with Law. Each Entity Loan Party will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property.

5.6 Notice to Account Debtors. Each Entity Loan Party (i) agrees, at the written request of the Bank, to notify in such manner as the Bank requests any or all of the Account Debtors in writing of the Bank’s security interest in the Collateral and (ii) hereby authorizes the Bank to notify any or all of the Account Debtors of the Bank’s security interest in the Collateral, such notification to be given at the expense of such Entity Loan Party.

5.7 Solvency. Each Loan Party will remain Solvent during the term of this Agreement.

5.8 Operating and Deposit Accounts. Each Entity Loan Party shall maintain with the Bank the accounts set forth on No. 5 of the Annex.

5.9 Payment of Loan Party Taxes, Accounts Payable and Other Obligations. Each Entity Loan Party will, and will cause each of the Subsidiaries to, pay, before the same shall become delinquent or in default, its obligations, including Loan Party Taxes, except and only to the extent that (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (b) each Entity Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not be expected to result in a Material Adverse Effect. The Bank may, at its option, from time to time, discharge any taxes, liens or encumbrances of any of the Collateral, and the Borrower will pay to the Bank on demand or the Bank in its sole discretion may charge to the Borrower all amounts so paid or incurred by it.

5.10 Maintenance of Collateral. Each Entity Loan Party will keep the Collateral and all of its tangible Property in good repair, working order and condition (ordinary wear and tear excepted). Each Entity Loan Party will immediately notify the Bank of any loss or damage to, or any occurrence which could reasonably be expected to materially and adversely affect the value of, any Collateral. The Bank may, at its option, from time to time, take any action that the Bank may deem proper to repair, maintain or preserve any of the Collateral without affecting any of its rights or remedies provided herein or as a secured party under the Code, and the Borrower will pay to the Bank on demand or the Bank in its sole discretion may charge to the Borrower all amounts so paid or incurred by it, which amount shall be added to the amount of the indebtedness secured by the Collateral.

5.11 Insurance. Each Loan Party will maintain in full force and effect property insurance on all Collateral and any other property of each Loan Party, if any, and maintain insurance against such risks of liability (including business interruption insurance) as specified in No. 6 of the Annex. Such insurance policies shall name the Bank as an additional insured with respect to liability coverage and lender loss payee with respect to casualty and business interruption coverage, as applicable, and shall provide that, with respect to property claims affecting the Collateral, no loss shall be adjusted thereunder without the Bank’s approval. In addition, all such policies shall provide that they may not be canceled without first giving at least thirty (30) days’ written notice of cancellation to the Bank and shall contain a standard lender’s loss payable endorsement acceptable to the Bank. Each Loan Party shall provide to the Bank, promptly upon Bank’s request, evidence of such insurance and of the annual renewal of each such policy. In the event that such Loan Party fails to provide evidence of such insurance, the Bank may, at its option, obtain such insurance and charge the cost thereof to the Borrower, which amount shall be added to the amount of the indebtedness secured hereby, shall be payable on demand and shall be secured by the Collateral. At the option of the Bank, all insurance proceeds received from any loss or damage to any of the Collateral including, without limitation, inventory and Accounts Receivable shall be applied either to the replacement or repair thereof or as a payment on account of the Obligations. From and after the occurrence of an Event of Default, the Bank is authorized to cancel any insurance maintained hereunder and apply any returned or unearned premiums, all of which are hereby assigned to the Bank, as a payment on account of the Obligations.

5.12 Notification of Material Events. The Borrower will furnish to the Bank prompt written notice of the following:

(a)	the occurrence of any Default or Event of Default;

(b)	the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof (or any of their respective Property);

(c)	the occurrence of any ERISA Event;

(d)	the occurrence of any damage in an amount equal to or greater than $25,000 to any portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral having a value equal to or greater than $25,000 or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding;

(e)	any suspension of business, assignment for the benefit of creditors, dissolution, petition in receivership or under any chapter of the United States Bankruptcy Code, as amended from time to time, by or against any Account Debtor, any Account Debtor’s becoming insolvent or unable to pay its debts as they mature or any other act of the same or different nature amounting to a business failure of which any Loan Party has knowledge;

(f)	any other development that results in, or could be expected to result in, a Material Adverse Effect; and

(g)	any dispute, allowance or settlement with any account debtor relating to an amount in excess of $25,000.

Each notice delivered under this Section shall be accompanied by a statement of the chief financial officer or other executive officer of the Borrower setting forth in reasonable detail a description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5.13 Lien Law. If any account or general intangible included in the Collateral represents money owing pursuant to any contract for the improvement of real property or for a public improvement for purposes of the Lien Law of the State of New York (the “Lien Law”), Borrower shall comply with the filing requirements of the Lien Law and (i) give Bank notice of such fact; (ii) receive and hold any money advanced by Bank with respect to such account or general intangible as a trust fund to be applied to the payment of trust claims as such term is defined in the Lien Law (Section 71 or otherwise); and (iii) until such trust claim is paid, not use or permit the use of any such money for any purpose other than the payment of such trust claims.

5.14 Environmental. Each Loan Party shall and shall cause each of the Subsidiaries to, use and operate all of its facilities and property in compliance with all Environmental Laws, keep all necessary Permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws. Each Loan Party agrees to indemnify and hold Bank and each Bank Affiliate harmless from all liability, loss, cost, damage and expense, including attorneys’ fees and costs of litigation, arising from any violation by a Loan Party of any Environmental Law (including those arising from any lien by any Federal, state or local government arising from the presence of Hazardous Materials) or from the presence of Hazardous Materials located on or emanating from any of the premises owned or controlled by any Loan Party or a Subsidiary. The Borrower further agrees to reimburse Bank upon demand for any costs incurred by Bank in connection with the foregoing, which amount shall be added to the amount of the indebtedness secured by the Collateral. Each Loan Party agrees that its obligations hereunder shall be continuous and shall survive the repayment of all debts to Bank.

5.15 Third Parties. Each Loan Party acknowledges and agrees that the Bank shall have no duty to, and shall not be deemed to have assumed any liability or responsibility to, any Loan Party or any third Person for the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to such Loan Party by the Bank (all of which shall be without recourse to the Bank) or for the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; and the Bank, by accepting a Lien on the Collateral, or by releasing any Collateral to any Loan Party, shall have no duty to, and shall not be deemed to have assumed any obligation or liability to, any supplier, Account Debtor or any other third party, and each Loan Party agrees to indemnify and defend the Bank against and hold it harmless from any claim or proceeding arising out of the foregoing.

5.16 Use of Proceeds. The proceeds of the Credit Extensions shall be used to (i) in the case of the Term Loan, to partially fund the acquisition by Borrower 3 of the outstanding capital stock of Borrower 1 and Borrower 2 and (ii) in the case of the Revolving Loans, to finance the general corporate purposes of the Borrower in the ordinary course of business. No portion of any Loan shall be used for (x) the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224 or (y) primarily personal, family or household purposes.

5.17 Additional Subsidiaries; Additional Collateral.

(a) With respect to any Subsidiary created or acquired after the Closing Date by any Loan Party, Borrower shall promptly cause such Subsidiary to execute the Guaranty Documents and Security Documents, securing the Obligations as described in the Guaranty Documents and Security Documents and covering the types of assets covered by the Guaranty Documents and Security Documents, take all required actions to perfect the security interests created by the Guaranty Documents and Security Documents in the assets of such Subsidiary and if requested by the Bank, deliver to the Bank legal opinions relating to the preceding matters, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Bank.

(b) If requested by the Bank, grant in favor of the Bank, Liens on any other assets other than real property (owned or leased) hereafter acquired by the Loan Parties or any Subsidiary and on previously encumbered assets which become unencumbered, to the extent such Liens are then permissible under applicable law and pursuant to any agreements to which the Borrower or its Subsidiaries are a party, pursuant to documentation in form and substance reasonably satisfactory to the Bank.

6. NEGATIVE COVENANTS

Until the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full, and all Obligations have been indefeasibly paid in full, and all obligations to extend credit have been terminated, each Loan Party (as applicable) agrees to comply with the covenants set forth in this Article 6.

6.1 Financial Covenants. The Borrower will not at any time or during any fiscal period (as applicable) fail to be in compliance with any of the financial covenants set forth in No. 7 of the Annex hereto.

6.2 Indebtedness. Each Loan Party will not, and will not permit any Subsidiary (if any) to, create, incur, assume or permit to exist any Indebtedness, except:

(a)	Indebtedness under the Loan Documents;

(b)	Indebtedness existing on the date hereof and set forth in Schedule 6.2, but not any extensions, renewals or replacements of any such Indebtedness;

(c)	Indebtedness of any Loan Party or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (iii) shall not exceed $100,000 at any time outstanding; and

(d)	Guaranties in favor of the Bank.

6.3 Liens. No Entity Loan Party will, and will permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Liens.

6.4 Fundamental Changes. No Entity Loan Party will or will permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the equity securities of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Default shall have occurred:

(a)	any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity; and

(b)	any Subsidiary may merge into any other; and

(c)	any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower.

6.5 Investments, Loans, Advances, Guarantees and Acquisitions. No Entity Loan Party will, and will permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger, other than a merger permitted by Section 6.4) any Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, except:

(a)	Permitted Investments;

(b)	investments existing on the date hereof and set forth in Schedule 6.5;

(c)	Investments consisting of extensions of credit in the nature of accounts receivable arising from the grant of trade credit in the ordinary course of business;

(d)	loans and advances to officers, directors and employees of each Entity Loan Party or any Subsidiary in the ordinary course of the business of the Loan Parties and their Subsidiaries as presently conducted in compliance with all applicable laws (including, to the extent applicable, the Sarbanes-Oxley Act of 2002, as amended) in an aggregate principal amount not to exceed $10,000 at any time outstanding;

(e)	investments made by each Entity Loan Party in the equity securities of any Domestic Subsidiary and made by any Domestic Subsidiary in the equity securities of any other Domestic Subsidiary provided that (i) any such equity securities owned by any Entity Loan Party or any Domestic Subsidiary shall become Collateral pursuant to this Agreement; and

(f)	transactions under the Designated Stock Purchase Agreement.

6.6 Asset Sales. No Entity Loan Party will, or will permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose (including pursuant to a merger, other than a merger permitted by Section 6.4) of any asset, including any equity securities, nor will any Entity Loan Party issue, or permit any of the Subsidiaries to issue, any additional shares of its equity securities, except:

(a)	sales, transfers, leases and other dispositions of inventory, used or surplus equipment and Permitted Investments, in each case in the ordinary course of business and other assets having a value not in excess of $10,000 in any fiscal year;

(b)	sales, transfers, leases and other dispositions made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that no Loan Party shall make a sale, transfer, lease or other disposition to any Person other than another Loan Party;

(c)	dispositions of fixed or capital assets to the extent that (i) such property is exchanged for credit against the purchase price of other replacement fixed or capital assets or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such fixed or capital assets;

(d)	the settlement or write-off of Accounts Receivable or assignment of overdue Accounts Receivable for collection in the ordinary course of business consistent with past practice; and

(e)	dispositions of assets having a value not in excess of $10,000 in any fiscal year that are worn out or no longer used or useful in the conduct of business.

6.7 Sale-and-Leaseback Transactions. No Loan Party will, or will permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

6.8 Restricted Payments. No Entity Loan Party will or will permit any of the Subsidiaries to, (i) declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of its equity securities or any option, warrant or other right to acquire any such shares of equity securities, except, provided no Default or Event of Default exists or would be caused thereby, for (i) Restricted Payments made from net income in an amount to pay the tax liabilities of equity holders incurred due to their ownership of equity in such Loan Party; and (ii) Restricted Payments made from net income by Borrower 3 to its equity holders to the extent same may be permitted pursuant to the corresponding Subordination Agreement with the Bank.

6.9 Transactions with Affiliates. No Entity Loan Party will, or will permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of (including pursuant to a merger, other than a merger permitted by Section 6.4) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to such Entity Loan Party or such Subsidiary than could be obtained on an arms-length basis from unrelated third parties.

6.10 Restrictive Agreements. No Entity Loan Party will, or will permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Entity Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its equity securities or to make or repay loans or advances to such Entity Loan Party or any other Subsidiary or to guarantee Indebtedness of such Entity Loan Party or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by the Loan Documents, and (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Indebtedness and (v) clause (a) of this Section shall not apply to customary provisions in leases restricting the assignment thereof.

6.11 Amendment of Material Documents. No Entity Loan Party will, or will permit any of the Subsidiaries to amend, modify or waive any of its rights under its Organizational Documents, other than immaterial amendments, modifications or waivers that would not reasonably be expected to adversely affect the Bank. In furtherance of the foregoing, no Entity Loan Party will change its name, its type of organization or jurisdiction of organization without (x) giving the Bank at least thirty (30) days prior written notice thereof and (y) taking all actions required to maintain the perfection and priority of the Lien of the Bank on all Collateral.

6.12 Lines of Business. No Entity Loan Party will, or will permit any of the Subsidiaries to, engage in any business other than the business in which it is engaged on the date hereof and any business reasonably similar, complimentary, ancillary or related thereto.

6.13 Accounting Changes. No Entity Loan Party will, or will permit any of the Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices except as required by GAAP or (ii) its fiscal year.

6.14 Hedging Agreements. No Entity Loan Party will, or will permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which such Entity Loan Party or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

7. DEFAULT

7.1 Default. “Event of Default” shall mean the occurrence of one or more of any of the following events:

(a)	default of any debt, liability, obligation, covenant or undertaking of any Loan Party to the Bank, whether hereunder or otherwise, including, without limitation, failure to (i) pay in full and when due (whether by acceleration or otherwise) any installment of principal or interest, or default of any Loan Party, under any other Loan Document, or any other agreement with the Bank or any Bank Affiliate; or

(b)	failure of any Loan Party to maintain aggregate collateral security value reasonably satisfactory to the Bank; or

(c)	default of any debt, liability, obligation, covenant or undertaking of any Loan Party to any Bank Affiliate or to any other Person; or

(d)	if any statement, representation or warranty heretofore, now or hereafter made by any Loan Party in connection with the Loan Documents, or in any report, certificate or in any supporting financial statement of any Loan Party shall be determined by the Bank to have been false or misleading in any material respect when made or deemed made; or

(e)	if any Loan Party is an entity, the liquidation, termination or dissolution of any such entity, or the merger or consolidation of such entity into another entity, or its suspension of or ceasing to carry on actively its present business, or the sale or attempted sale of all or substantially all of its assets or (ii) if any Loan Party is comprised of a trust, if the trust is revoked or otherwise terminated or all or a substantial part of the Loan Party’s assets are distributed or otherwise disposed of; or

(f)	the death or judicial declaration of incompetence of any Loan Party and, if any Loan Party is a partnership, limited liability company, ’S’ corporation or corporation having a single shareholder who is an individual, the death or judicial declaration of incompetence of any partner, member or equity holder; or

(g)	any Guarantor repudiates or purports to revoke or terminate any Guarantor Document, or fails to perform any obligation under any Guarantor Document; or

(h)	an Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner or on terms not otherwise approved of in advance by the Bank in writing; or

(i)	an event of default or termination event (however defined) exists under (1) the Designated Stock Purchase Agreement, or (2) any derivative, foreign exchange, or similar transaction or arrangement entered into between any Loan Party and the Bank or any Bank Affiliate; or

(j)	a Change in Control shall occur; or

(k)	any Loan Party becomes insolvent or admits in a writing an inability to pay debts as they mature, or any Loan Party makes an assignment for the benefit of creditors; or any Loan Party applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of any Loan Party, or for any of their properties; or any receiver, trustee or similar officer is appointed without the application or consent of such Loan Party; or any judgment, writ, attachment, execution or similar process is issued or levied against a substantial part of the property of any Loan Party; or

(l)	any Loan Party files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming such Loan Party as debtor; or any such petition is instituted against such Loan Party; or any Loan Party institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or any such proceeding is instituted (by petition, application or otherwise) against such Loan Party; or

(m)	any writ, levy, lien (including, without limitation, a mechanics lien), seizure, replevin, attachment, execution or similar process shall be issued or levied on any of the property of any Loan Party; or

(n)	this Agreement or any other Loan Document, or any provision thereof, shall for any reason cease to be in full force and effect in accordance with its terms or any Loan Party shall so assert in writing; or

(o)	Bank’s security interest in any of the Collateral fails to be a first priority security interest (subject only to Permitted Liens); or

(p)	any license, franchise, permit, right, approval or agreement of the Borrower is not renewed, or is suspended, revoked or terminated and the non-renewal, suspension, revocation or termination thereof could have a Material Adverse Effect; or

(q)	an arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $50,000 which is not insured or subject to indemnity, is entered against any Loan Party which is not promptly stayed or the stay of any such award, judgment, decree or order is lifted; or

(r)	any Loan Party is in default with respect to any bond, debenture, note or other evidence of material indebtedness issued by such Loan Party that is held by any third Person other than the Bank, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the applicable grace period, if any, has expired, regardless of whether such default has been waived by the holder of such indebtedness; or

(s)	any Loan Party engages in any act prohibited by any Subordination Agreement, or makes any payment on Subordinated Indebtedness (as defined in the Subordination Agreement) that the Subordinated Creditor was not contractually entitled to receive; or

(t)	any director, officer or owner of at least 10% of the issued and outstanding Stock of any Entity Loan Party is indicted for a felony offense under state or federal law, or any Entity Loan Party hires an officer or appoints a director who has been convicted of any such felony offense, or a Person becomes an owner of at least 10% of the Stock of any Entity Loan Party who has been convicted of any such felony offense; or

(u)	any ERISA Event, which the Bank in good faith believes to constitute sufficient grounds for termination of any Plan or for the appointment of a trustee to administer any Plan, has occurred and is continuing thirty (30) days after the Borrower gives the Bank a written notice of the ERISA Event; or a trustee is appointed by an appropriate court to administer any Plan; or the PBGC institutes proceedings to terminate or appoint a trustee to administer any Plan; or any Entity Loan Party or any ERISA Affiliate files for a distress termination of any Plan under Title IV of ERISA; or any Entity Loan Party or any ERISA Affiliate fails to make any quarterly Plan contribution required under Section 412 of the Tax Code, which the Bank in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on any Entity Loan Party’s assets in favor of the Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by any Entity Loan Party to the Multiemployer Plan under Title IV of ERISA; or

(v)	the occurrence of such a change in the condition, affairs (financial or otherwise) or operations of any Loan Party, or the occurrence of any other event or circumstance, such that the Bank, in its sole discretion, deems that it is insecure or that the prospects for timely or full payment or performance of any obligation of any Loan Party to the Bank has been or may be materially impaired; or

(w)	Borrower shall fail to make a Permitted Payment (as defined in the Seller Subordination Agreement) or a default exists or a Claim by Seller shall be made under the Seller Subordination Agreement or the Seller Note, or any principal amount of the Seller Note shall become due and payable.

7.2 Acceleration; Remedies. (a) If an Event of Default shall exist, at the election of the Bank, but automatically in the case of an Event of Default under Sections (k) and (l) above, all commitments to extend credit (if any) shall terminate and all Obligations shall become immediately due and payable without notice or demand. The Bank is hereby authorized, at its election, after an Event of Default, without any further demand or notice except to such extent as notice may be required by applicable law, to terminate any commitment to extend credit hereunder (if applicable) and to take possession and/or sell or otherwise dispose of all or any of the Collateral at public or private sale; and the Bank may also exercise any and all other rights and remedies of a secured party under the Code or which are otherwise accorded to it in equity or at law, all as Bank may determine, and such exercise of rights in compliance with the requirements of law will not be considered adversely to affect the commercial reasonableness of any sale or other disposition of the Collateral. If notice of a sale or other action by the Bank is required by applicable law, unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, each Loan Party agrees that ten (10) days’ written notice to such Loan Party, or the shortest period of written notice permitted by such law, whichever is smaller, shall be sufficient notice; and that to the extent permitted by law, the Bank, Bank Affiliates, its officers, attorneys and agents may bid and become purchasers at any such sale, if public, and may purchase at any private sale any of the Collateral that is of a type customarily sold on a recognized market or which is the subject of widely distributed standard price quotations. Any sale (public or private) shall be without warranty and free from any right of redemption, which such Loan Party hereby waives and releases. No purchaser at any sale (public or private) shall be responsible for the application of the purchase money. Upon demand by the Bank, each Loan Party shall assemble the Collateral and make it available to the Bank at a place designated by the Bank which is reasonably convenient to the Bank and such Loan Party. Each Loan Party hereby acknowledges that the Bank has extended credit and other financial accommodations to the Borrower upon reliance of such Loan Party’s granting the Bank the rights and remedies contained in this Agreement including without limitation the right to take immediate possession of the Collateral upon the occurrence of an Event of Default and such Loan Party hereby acknowledges that the Bank is entitled to equitable and injunctive relief to enforce any of its rights and remedies hereunder or under the Code and such Loan Party hereby waives any defense to such equitable or injunctive relief based upon any allegation of the absence of irreparable harm to the Bank. The Bank may for any reason apply for the appointment of a receiver of the Collateral (to which appointment each Loan Party hereby irrevocably consents) without the necessity of posting a bond or other form of security (which each Entity Loan Party hereby waives).

(b) Each Loan Party acknowledges that any exercise by the Bank of the Bank’s rights upon an Event of Default may be subject to compliance by the Bank with any Requirement of Law of any Governmental Authority, and may impose, without limitation, any of the foregoing restricting the sale of securities. The Bank, in its sole discretion at any such sale, may restrict the prospective bidders or purchasers as to their number, nature of business and investment intentions, and may impose, without limitation, a requirement that the Persons making such purchases represent and agree, to the satisfaction of the Bank, that they are purchasing the Collateral for their own account, for investment, and not with a view to the distribution or resale thereof.

(c) Any funds received by the Bank from or on behalf of any of the Loan Parties and/or the Collateral held pursuant to this Agreement shall be applied towards the Obligations in such order and manner as the Bank determines in its sole discretion, any statute, custom or usage to the contrary notwithstanding. The Bank shall have the unrestricted right from time to time to change any application already made of the proceeds of any of the Collateral to any of the Obligations, as the Bank in its sole discretion may determine. Any balance of the net proceeds of sale remaining after paying all Obligations of the Borrower to the Bank shall be returned to Borrower or such other Person as may be legally entitled thereto; and if there is a deficiency, the Borrower shall be responsible for repayment of the same, with interest.

(d) The Bank shall not be required to marshal any present or future security for (including but not limited to this Agreement and the Collateral subject to the security interest created hereby), or Guaranties of, the Obligations or any of them, or to resort to such security or Guaranties in any particular order; and all of its rights hereunder and in respect of such securities and Guaranties shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may do so, each Loan Party hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank’s rights under this Agreement or under any other instrument evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or guaranteed, and to the extent that it lawfully may do so, each Loan Party hereby irrevocably waives the benefits of all such laws. Except as required by applicable law, the Bank shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof.

(e) To the extent that the Borrower makes a payment or payments to the Bank, or the Bank enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party in connection with any proceeding under any federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law now or hereafter in effect, or otherwise, then, to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

7.3 Power of Attorney. Each Entity Loan Party hereby irrevocably constitutes and appoints the Bank as such Entity Loan Party’s true and lawful attorney, with full power of substitution, at the sole cost and expense of the Entity Loan Parties but for the sole benefit of the Bank, upon the occurrence of an Event of Default, to convert the Collateral into cash, including, without limitation, completing the manufacture or processing of work in process, and the sale (either public or private) of all or any portion or portions of the inventory and other Collateral; to use pursuant to a royalty free license all of such Entity Loan Party’s intellectual property; to enforce collection of the Collateral, either in its own name or in the name of such Entity Loan Party, including, without limitation, executing releases or waivers, compromising or settling with any Account Debtors and prosecuting, defending, compromising or releasing any action relating to the Collateral; to receive, open and dispose of all mail addressed to such Entity Loan Party and to take therefrom any remittances or proceeds of Collateral in which the Bank has a security interest; to notify Post Office authorities to change the address for delivery of mail addressed to such Entity Loan Party to such address as the Bank shall designate; to endorse the name of such Entity Loan Party in favor of the Bank upon any and all checks, drafts, money orders, notes, acceptances or other instruments of the same or different nature; to sign and endorse the name of such Entity Loan Party on and to receive as secured party any of the Collateral, any invoices, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title of the same or different nature relating to the Collateral; to sign the name of such Entity Loan Party on any notice of the Account Debtors or on verification of the Collateral; and to sign, if necessary, and file or record on behalf of such Entity Loan Party any financing or other statement in order to perfect or protect the Bank’s security interest. The Bank shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Bank elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to such Entity Loan Party except for its own gross negligence or willful misconduct. All powers conferred upon the Bank by this Agreement, being coupled with an interest, shall be irrevocable so long as any Obligation of such Entity Loan Party or surety to the Bank shall remain unpaid or the Bank is obligated under this Agreement to extend any credit to the Borrower.

7.4 Nonexclusive Remedies. All of the Bank’s rights and remedies not only under the provisions of this Agreement but also under the other Loan Documents or any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Bank at such time or times and in such order of preference as the Bank in its sole discretion may determine.

7.5 Reassignment to Entity Loan Party. Whenever the Bank deems it desirable that any legal action be instituted with respect to any Collateral or that any other action be taken in any attempt to effectuate collection of any Collateral, the Bank may reassign the item in question to any Entity Loan Party (and if the Bank shall execute any such reassignment, it shall automatically be deemed to be without warranty or recourse to the Bank in any event) and require such Entity Loan Party to proceed with such legal or other action at such Entity Loan Party’s sole liability, cost and expense, in which event all amounts collected by such Entity Loan Party on such item shall nevertheless be subject to the Bank’s security interest.

8. MISCELLANEOUS

8.1 Waivers. Each Loan Party waives notice of intent to accelerate, notice of acceleration, notice of nonpayment, demand, presentment, protest or notice of protest of the Obligations, and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof.

8.2 Severability. If any provision of this Agreement or portion of such provision or the application thereof to any Person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

8.3 Deposit Collateral. Each Loan Party hereby grants to the Bank and any Bank Affiliate a continuing lien and security interest in any and all deposits or other sums at any time credited by or due from the Bank or any Bank Affiliate to such Loan Party and any cash, securities, instruments or other property of such Loan Party in the possession of the Bank or any Bank Affiliate, whether for safekeeping or otherwise, or in transit to or from the Bank or any Bank Affiliate (regardless of the reason the Bank or Bank Affiliate had received the same or whether the Bank or Bank Affiliate has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of the Loan Parties to the Bank or any Bank Affiliate and such deposits and other sums may be applied or set off against such liabilities and obligations of the Loan Parties to the Bank or any Bank Affiliate at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to the Bank or any Bank Affiliate.

8.4 Indemnification. Each Loan Party shall indemnify, defend and hold the Bank and any Bank Affiliate and their respective directors, officers, employees, agents and attorneys (each, an “Indemnitee”) harmless of and from any claim brought or threatened against any Indemnitee by any Loan Party or endorser of the Obligations, or any other Person (as well as from reasonable attorneys’ fees and expenses in connection therewith) on account of the Bank’s relationship with any Loan Party or endorser of the Obligations (each of which may be defended, compromised, settled or pursued by the Bank with counsel of the Bank’s election, but at the expense of the Entity Loan Parties), except for any claim arising out of the gross negligence or willful misconduct of the Bank or any Bank Affiliate. The within indemnification shall survive payment of the Obligations, and/or any termination, release or discharge executed by the Bank in favor of any Loan Party.

8.5 Costs and Expenses. The Borrower shall pay to the Bank on demand any and all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements, court costs, litigation and other expenses) incurred or paid by the Bank in the preparation of this Agreement and in establishing, maintaining, monitoring, protecting or enforcing any of the Bank’s rights or the Obligations (including its rights under this Section 8.5), including, without limitation, any and all such costs and expenses (including reasonable attorneys’ fees and disbursements of any in-house counsel, whether or not on an out-of-pocket basis) incurred or paid by the Bank (a) in defending the Bank’s security interest in, title or right to the Collateral or in collecting or attempting to collect or enforcing or attempting to enforce payment of the Obligations and (b) in any bankruptcy or other proceeding related to any Loan Party.

8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute but one agreement. Any party to a Loan Document may rely on signatures of the parties thereto or in any notice or communication delivered pursuant thereto which are transmitted by facsimile or other electronic means as fully as if manually signed.

8.7 Complete Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter.

8.8 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and shall remain in full force and effect (and the Bank shall be entitled to rely thereon) until released in writing by the Bank. No Loan Party may assign or transfer any of its rights or delegate any of its obligations under this Agreement. Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

8.9 Amendments and Waivers. No amendment or waiver of this Agreement or any other Loan Document or any provision hereof or thereof, and no consent to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Bank and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No course of dealing and no delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of Bank on any future occasion. The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies powers and privileges provided by law. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Credit Extension shall not be construed as a waiver of any Event of Default, regardless of whether the Bank may have had notice or knowledge of such Event of Default at the time.

8.10 Assignments; Participations; Pledge.

(a)	The Bank shall have the right at any time or from time to time to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an “Assignee”). Borrower agrees that, upon written request of the Bank, it shall execute or cause to be executed, such documents, including, without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Bank shall deem necessary to effect the foregoing. In addition, at the request of the Bank and any such Assignee, the Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Bank has retained any of its rights and obligations hereunder following such assignment, to the Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Bank prior to such assignment and shall reflect the amount of the respective loans held by such Assignee and the Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Bank in connection with such assignment, and the payment by the Assignee of the purchase price agreed to by the Bank, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection therewith) to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and such Assignee, and the Bank shall be released from its obligations hereunder and thereunder to a corresponding extent. The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective Assignees, provided that the Bank shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information pursuant to a confidentiality agreement reasonably acceptable to the Borrower.

(b)	The Bank shall have the unrestricted right at any time and from time to time, and without the consent of, or notice to, the Borrower, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in the Bank’s obligation to lend hereunder and/or any or all of the Loans held by the Bank hereunder. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations hereunder. The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective Participants, provided that the Bank shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information pursuant to a confidentiality agreement reasonably acceptable to the Borrower.

(c)	The Bank may at any time pledge all or any portion of its rights under the Loan Documents including any portion of the Note to any Federal Reserve Bank organized under section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

8.11 Terms of Agreement. This Agreement shall continue in full force and effect so long as any Obligations or obligation of any Loan Party to Bank shall be outstanding, or the Bank shall have any obligation to extend any financial accommodation hereunder, and is supplementary to each and every other agreement between or among any Loan Parties and Bank and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of or among any Loan Parties under any such agreement, nor shall any contemporaneous or subsequent agreement between or among any Loan Parties and the Bank be construed to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of or among any Loan Parties hereunder, unless such other agreement specifically refers to this Agreement and expressly so provides.

8.12 Notices. Except in the case of notices and other communications expressly permitted to be given by telephonic or electronic communications, all notices and other communications delivered under this Agreement shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile transmission or sent by overnight courier service or certified or registered United States mail and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by facsimile transmission, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (New York Time) or, if not, on the next succeeding Business Day (provided that, in either case, the sender shall have received from the recipient a confirmation of transmission (in addition to any electronic confirmation of receipt generated by the facsimile system); (c) if delivered by overnight courier, one business day after delivery to such courier properly addressed and with shipping charges paid; or (d) if by United States mail, three business days after deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested, and properly addressed.

Notices shall be addressed as follows:

If to the Bank, to:

Sterling National Bank

One Jericho Plaza

Suite 304

Jericho, New York 11753

Attention: Daniel Liberty, Senior Vice President

With a copy to:

Sterling National Bank

21 Scarsdale Road

Yonkers, New York 10707

Attention: General Counsel

Fax No.: (914) 961-7378

If to any Loan Party, to:

Wolo Mfg. Corp

1 Saxwood Street

Deer Park, New York 11729

Wolo Industrial Horn & Signal, Inc.

1 Saxwood Street

Deer Park, New York 11729

1847 Wolo Inc.

c/o 1847 Holdings LLC

590 Madison Avenue, 21st Floor

New York, New York 10022

Attention: Jay Amond, CFO

Email: jamond@1847holdings.com

With a copy to:

Bevilacqua PLLC

1050 Connecticut Avenue, NW, Suite 500

Washington DC 20036

Attention: Louis Bevilacqua, Esq.

Email: lou@bevilacquapllc.com

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section. Notwithstanding the foregoing, any notice, request or demand by any Loan Party to or upon the Bank to make a Credit Extension shall not be effective until received.

8.13 Governing Law. This Agreement has been executed or completed and/or is to be performed in New York, and it and all transactions thereunder or pursuant thereto shall be governed as to interpretation, validity, effect, rights, duties and remedies of the parties thereunder and in all other respects by the laws of New York, without giving effect to the conflicts of laws principles thereof, but including Sections 5-1401 and 5-1402 of the General Obligations Law.

8.14 Reproductions; Disclosures. This Agreement and all documents which have been or may be hereinafter furnished by any Loan Party to the Bank may be reproduced by the Bank by any photographic, photostatic, microfilm, xerographic or similar process, and any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). The Bank may refer to any Entity Loan Party and this financing transaction in general terms in connection with any marketing material undertaken by the Bank. No Entity Loan Party shall issue any press releases or other disclosure regarding this financing transaction without the prior written consent of the Bank.

8.15 Completing and Correcting this Agreement. Each Loan Party authorizes the Bank to fill in any blank spaces and to otherwise complete this Agreement in accordance with the agreement of the parties and to correct any patent errors herein.

8.16 ADDITIONAL WAIVERS. IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, EACH LOAN PARTY WAIVES (i) THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, (ii) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE AND (iii) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

8.17 Jurisdiction and Venue. Each Loan Party irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in New York County or Rockland County or Westchester County, over any suit, action or proceeding arising out of or relating to this Agreement. Each Loan Party irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Each Loan Party hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) as notified to the Bank in accordance with the terms of this Agreement or (ii) by serving the same upon such Loan Party in any other manner otherwise permitted by law, and agrees that in each case such service shall in every respect be deemed effective service on such Loan Party.

8.18 JURY WAIVER. EACH LOAN PARTY AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE OBLIGATIONS, ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREE NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE, OR HAS NOT BEEN, WAIVED. EACH LOAN PARTY CERTIFIES THAT NEITHER THE BANK NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

8.19 Joint and Several. All joint obligations of Loan Parties (or any group of Loan Parties) shall be joint and several (whether or not expressly stated herein), and such obligation and liability on the part of each Loan Party shall in no way be affected by any extensions, renewals and forbearance granted by Bank to any Loan Party, failure of Bank to give any Loan Party notice of borrowing or any other notice, any failure of Bank to pursue or preserve its rights against any Loan Party, the release by Bank of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Loan Party to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Bank to any other Loan Party or any Collateral for such Loan Party’s Obligations or the lack thereof.

8.20 Construction. Each party to a Loan Document has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and has participated jointly with the other parties in the negotiation and drafting of this Agreement and the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

8.21 USA Patriot Act Notice. The Bank hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Bank to identify each Loan Party in accordance with the Patriot Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Credit Extensions will be used by any Borrower, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.22 Foreign Asset Control Regulations. Neither of the Credit Extensions nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading with the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, without limitation (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Loan Parties and none of or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

8.23 Electronic Execution of Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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SIGNATURE PAGE

Credit Agreement

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed on their respective behalf as of March 30, 2021.

Borrower:

WOLO MFG. CORP.

By:
Name:
Title:

WOLO INDUSTRIAL HORN & SIGNAL, INC.

By:
Name:
Title:

1847 WOLO INC.

By:
Name:
Title:

STERLING NATIONAL BANK

By:
Name:
Title: